UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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Trex Company, Inc.

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TREX COMPANY, INC.

160 Exeter Drive

Winchester, Virginia 22603-8605

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

May 4, 2011

To our stockholders:

Notice is hereby given that the 2011 annual meeting of stockholders of Trex Company, Inc. will be held at Winchester Country Club, 1300 Senseny Road, Winchester, Virginia, on Wednesday, May 4, 2011, at 9:00 a.m., local time, for the following purposes:

1.	to elect two directors of Trex Company;

2.	to approve the compensation of our named executive officers;

3.	to approve the frequency of stockholder advisory votes on the compensation of our named executive officers;

4.	to ratify the appointment of Ernst & Young LLP as Trex Company’s independent registered public accounting firm for the 2011 fiscal year; and

5.	to transact such other business as may properly come before the annual meeting or any adjournment or postponement thereof.

Only stockholders of record at the close of business on March 14, 2011 will be entitled to notice of, and to vote at, the annual meeting or any adjournment or postponement thereof.

All stockholders are cordially invited to attend this meeting.

We have elected to adopt the Securities and Exchange Commission rule that allows companies to furnish their proxy materials over the Internet. As a result, we are mailing a Notice Regarding the Availability of Proxy Materials (the “Notice of Availability”) to our stockholders instead of a paper copy of this proxy statement and our 2010 Annual Report. The Notice of Availability contains instructions on how to access and review those documents over the Internet. We believe that this new process will allow us to provide our stockholders with the information they need in a more timely manner, while reducing the environmental impact and lowering the costs of printing and distributing our proxy materials. Stockholders who receive a Notice of Availability by mail and would like to receive a printed copy of our proxy materials, should follow the instructions for requesting such materials included on the Notice of Availability.

Your vote is very important to us. Whether or not you plan to attend the meeting in person, your shares should be represented and voted. To vote, please complete and return your proxy card or vote by telephone or via the Internet by following the instructions on your Notice of Availability. Returning a proxy card or otherwise submitting your proxy does not deprive you of your right to attend the Annual Meeting and vote in person.

By Order of the Board of Directors,

William R. Gupp

Chief Administrative Officer, General Counsel

and Secretary

Dated: March 22, 2011

TREX COMPANY, INC.

160 Exeter Drive

Winchester, Virginia 22603-8605

Annual Meeting of Stockholders

May 4, 2011

PROXY STATEMENT

GENERAL INFORMATION

Proxy Solicitation

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Trex Company, Inc. (“Trex Company”) for use at Trex Company’s 2011 annual meeting of stockholders to be held at Winchester Country Club, 1300 Senseny Road, Winchester, Virginia, on Wednesday, May 4, 2011, at 9:00 a.m., local time. The purpose of the annual meeting and the matters to be acted upon are set forth in the accompanying notice of annual meeting.

Record Date and Voting Securities

Only stockholders of record at the close of business on March 14, 2011, the record date for the annual meeting (the “record date”), will be entitled to notice of and to vote at the annual meeting. As of the record date we had 15,552,099 shares of common stock outstanding, which are our only securities entitled to vote at the annual meeting. Each share of common stock is entitled to one vote.

A list of stockholders entitled to vote at the annual meeting will be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours for a period of ten days before the meeting at Trex Company’s offices at 160 Exeter Drive, Winchester, Virginia, and at the time and place of the meeting during the whole time of the meeting.

Electronic Notice and Mailing

Notice of Trex Company’s annual meeting was mailed on or about March 22, 2011 to all stockholders as of the record date.

Those stockholders entitled to vote may vote their shares via the Internet, telephone or mail, following the instructions printed on the Notice of Availability or Proxy Card.

Stockholders who receive a Notice of Availability and would like to receive a printed copy of our proxy materials should follow the instructions for requesting such materials included in the Notice of Availability.

From the date of the mailing of the Notice of Availability until the conclusion of the annual meeting, all of the proxy materials will be accessible on Trex Company’s web site at www.trex.com/2011proxy.

Revocability of Proxies

Stockholders who execute proxies may revoke them by giving written notice to our Corporate Secretary any time before such proxies are voted. Attendance at the annual meeting shall not have the effect of revoking a proxy unless the stockholder so attending shall, in writing, so notify the Secretary of the annual meeting at any time prior to the voting of the proxy at the annual meeting.

Other Matters

The Board does not know of any matter that is expected to be presented for consideration at the annual meeting, other than the election of directors, a stockholder advisory vote on the compensation of our named executive officers, a stockholder advisory vote on the frequency of stockholder advisory votes on the compensation of our named executive officers, and ratification of the appointment of our independent registered public accounting firm for the current fiscal year. However, if other matters properly come before the annual meeting, the persons named in the accompanying proxy intend to vote thereon in accordance with their judgment.

Solicitation Expenses

We will bear the cost of the annual meeting and the cost of soliciting proxies, including the cost of mailing any proxy materials. In addition to solicitation by mail, our directors, officers and regular employees (who will not be specifically compensated for such services) may solicit proxies by telephone or otherwise. Arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to forward proxies and proxy material to their principals, and we will reimburse them for their expenses. In addition, we have retained Broadridge Financial Solutions, Inc., or Broadridge, to assist in the mailing, collection, and administration of the proxy.

The annual report to stockholders and the 2010 Annual Report on Form 10-K are not proxy soliciting materials.

Voting Procedures; Abstentions; Broker Voting

All proxies received pursuant to this solicitation will be voted except as to matters where authority to vote is specifically withheld and, where a choice is specified as to the proposal, they will be voted in accordance with such specification. If no instructions are given, the persons named in the proxy solicited by our Board intend to vote FOR the nominees for election of our directors listed herein, FOR approval of the compensation of our named executive officers, FOR approval of stockholder advisory votes on the compensation of our named executive officers every third year, and FOR ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011.

A majority of the outstanding shares of common stock entitled to vote on the record date, whether present in person or represented by proxy, will constitute a quorum for the transaction of business at the annual meeting and any adjournment or postponement thereof. Abstentions and broker non-votes (which occur with respect to any proposal when a broker holds shares of a customer in its name and is not permitted to vote on that proposal without instruction from the beneficial owner of the shares and no instruction is given) will be counted as present or represented for purposes of establishing a quorum for the transaction of business.

Abstentions and broker non-votes will have no effect on the election of directors, which is by plurality of the votes cast in person or by proxy. Brokers may vote their shares in favor of directors so long as they have voting instructions from the beneficial owners of the shares.

Approval of the compensation of our named executive officers requires the affirmative vote of the holders of a majority of the shares of common stock present in person or represented by proxy and entitled to vote on the matter at the annual meeting. Abstentions from voting and broker non-votes on this proposal will have the same effect as a vote against this proposal. Brokers may vote their shares on this proposal so long as they have voting instructions from the beneficial owners of the shares. As disclosed later in this proxy statement, this vote is advisory, and therefore not binding on Trex Company, the Compensation Committee or our Board of Directors.

With respect to the approval of the frequency of stockholder advisory votes on the compensation of our named executive officers, the option of three years, two years, or one year that receives the highest number of votes cast by stockholders will be the frequency for the advisory vote on executive compensation that has been selected by stockholders. Brokers may vote their shares on this proposal so long as they have voting instructions from the beneficial owners of the shares. As disclosed later in this proxy statement, this vote is advisory, and therefore not binding on Trex Company, the Compensation Committee or our Board of Directors.

Approval of the appointment of Ernst & Young LLP as our independent registered public accounting firm requires the affirmative vote of the holders of a majority of the shares of common stock present in person or represented by proxy and entitled to vote on the matter at the annual meeting. Abstentions from voting will have the same effect as a vote against this proposal.

EXECUTIVE OFFICERS

See “Executive Officers and Directors” in Part I, Item 1 of our Report on Form 10-K for the information about our executive officers, which is incorporated herein by reference.

SECURITY OWNERSHIP

The following table presents, as of February 22, 2011, information based upon Trex Company’s records and filings with the SEC regarding beneficial ownership of its common stock by the following persons:

•	each person known to Trex Company to be the beneficial owner of more than 5% of the common stock;

•	each director and each nominee to the Board;

•	each executive officer of Trex Company named in the Summary Compensation Table following the Compensation Discussion and Analysis section of this proxy statement; and

•	all directors and executive officers of Trex Company as a group.

As of February 22, 2011, there were 15,488,232 shares of common stock outstanding.

The following information has been presented in accordance with SEC rules and is not necessarily indicative of beneficial ownership for any other purpose. Under SEC rules, beneficial ownership of a class of capital stock as of any date includes any shares of such class as to which a person, directly or indirectly, has or shares voting power or investment power as of such date and also any shares as to which a person has the right to acquire such voting or investment power as of or within 60 days after such date through the exercise of any stock option, warrant or other right, without regard to whether such right expires before the end of such 60-day period or continues thereafter. If two or more persons share voting power or investment power with respect to specific securities, all of such persons may be deemed to be the beneficial owners of such securities.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class (%)(1)
Wellington Management Company, LLP (2) 280 Congress Street Boston, MA 02110	1,458,548	9.4
Carl W. Knobloch, Jr. (3) Emily C. Knobloch William R. Knobloch P.O. Box 1530 Wilson, Wyoming 83014	1,436,240	9.3
BlackRock, Inc. (4) 40 East 52nd Street New York, New York 10022	924,186	6.0
Security Investors, LLC (5) One Security Benefit Place Topeka, KS 66636-0001	907,707	5.9
Royce & Associates, LLC (6) 745 Fifth Avenue New York, New York 10151	823,140	5.3
Ronald W. Kaplan (7)	379,453	2.4
J. Mitchell Cox (8)	187,649	1.2
James E. Cline (9)	138,396	*
F. Timothy Reese (10)	130,088	*
William R. Gupp (11)	128,994	*
William F. Andrews (12)	38,665	*
Paul A. Brunner (13)	34,986	*
Patricia B. Robinson (14)	26,655	*
Jay M. Gratz (15)	26,196	*
Frank H. Merlotti, Jr. (16)	18,583	*
Richard E. Posey (17)	9,975	*
All directors and executive officers as a group (13 persons) (18)	1,137,770	7.0

*	Less than 1%.

(1)	The percentage of beneficial ownership as to any person as of February 22, 2011 is calculated by dividing the number of shares beneficially owned by such person, which includes the number of shares as to which such person has the right to acquire voting or investment power as of or within 60 days after February 22, 2011, by the sum of the number of shares outstanding as of February 22, 2011 plus the number of shares as to which such person has the right to acquire voting or investment power as of or within 60 days after February 22, 2011. Consequently, the denominator used for calculating such percentage may be different for each beneficial owner. Except as otherwise indicated below and under applicable community property laws, Trex Company believes that the beneficial owners of Trex Company’s common stock listed in the table have sole voting and investment power with respect to the shares shown.

(2)	The information concerning Wellington Management Company, LLP is based on a Schedule 13G/A filed with the SEC on February 14, 2011, in which the reporting person reports that it has shared voting power with respect to 1,251,148 shares and shared dispositive power with respect to all of the shares shown.

(3)	The information concerning Carl W. Knobloch, Jr., Emily C. Knobloch and William R. Knobloch is based on a Schedule 13G/A filed with the SEC on January 25, 2008. Carl W. Knobloch, Jr. reports that he may be deemed to have sole voting power and sole dispositive power with respect to 73,334 of the shares shown and shared voting power and shared dispositive power with respect to 1,362,906 of the shares shown. Emily C. Knobloch reports that she may be deemed to have shared voting power and shared dispositive power with respect to 980,647 of the shares shown. William R. Knobloch reports that he may be deemed to have shared voting power and shared dispositive power with respect to 382,259 of the shares shown and sole voting power and sole dispositive power with respect to 586,638 shares. Each such reporting person disclaims beneficial ownership of any shares held in trust for which the reporting person is not a trustee.

(4)	The information concerning BlackRock, Inc. is based on a Schedule 13G/A filed with the SEC on February 9, 2011, in which the reporting person reports that it has sole voting power and sole dispositive power with respect to all of the shares shown.

(5)	The information concerning Security Investors, LLC is based on a Schedule 13G/A filed with the SEC on February 14, 2011, in which the reporting person reports that it has sole voting power and sole dispositive power with respect to all of the shares shown.

(6)	The information concerning Royce & Associates LLC is based on a Schedule 13G/A filed with the SEC on January 26, 2011, in which the reporting person reports that it has sole voting power and sole dispositive power with respect to all of the shares shown.

(7)	The shares of common stock shown as beneficially owned by Mr. Kaplan include 266,108 stock appreciation rights he has the right to exercise as of or within 60 days after February 22, 2011.

(8)	The shares of common stock shown as beneficially owned by Mr. Cox include 63,957 shares of common stock that Mr. Cox has the right to purchase pursuant to the exercise of stock options, and the number of stock appreciation rights he has the right to exercise, as of or within 60 days after February 22, 2011.

(9)	The shares of common stock shown as beneficially owned by Mr. Cline include 86,522 stock appreciation rights he has the right to exercise as of or within 60 days after February 22, 2011.

(10)	The shares of common stock shown as beneficially owned by Mr. Reese include 85,555 stock appreciation rights he has the right to exercise as of or within 60 days after February 22, 2011.

(11)	The shares of common stock shown as beneficially owned by Mr. Gupp include 90,379 shares of common stock that Mr. Gupp has the right to purchase pursuant to the exercise of stock options, and the number of stock appreciation rights he has the right to exercise, as of or within 60 days after February 22, 2011.

(12)	The shares of common stock shown as beneficially owned by Mr. Andrews include 26,665 shares of common stock that Mr. Andrews has the right to purchase pursuant to the exercise of stock options, and the number of stock appreciation rights he has the right to exercise, as of or within 60 days after February 22, 2011.

(13)	The shares of common stock shown as beneficially owned by Mr. Brunner include 34,986 shares of common stock that Mr. Brunner has the right to purchase pursuant to the exercise of stock options, and the number of stock appreciation rights he has the right to exercise, as of or within 60 days after February 22, 2011.

(14)	The shares of common stock shown as beneficially owned by Ms. Robinson include 26,665 shares of common stock that Mr. Robinson has the right to purchase pursuant to the exercise of stock options, and the number of stock appreciation rights he has the right to exercise, as of or 60 days after February 22, 2011.

(15)	The shares of common stock shown as beneficially owned by Mr. Gratz include 26,196 stock appreciation rights he has the right to exercise as of or within 60 days after February 22, 2011.

(16)	The shares of common stock shown as beneficially owned by Mr. Merlotti include 18,583 stock appreciation rights he has the right to exercise as of or within 60 days after February 22, 2011.

(17)	The shares of common stock shown as beneficially owned by Mr. Posey include 9,847 stock appreciation rights he has the right to exercise as of or within 60 days after February 22, 2011.

(18)	The shares of common stock shown as beneficially owned by all directors and executive officers as a group include a total of 739,248 shares of common stock that they have the right to purchase pursuant to the exercise of stock options, and the number of stock appreciation rights they have the right to exercise, as of or within 60 days after February 22, 2011.

ELECTION OF DIRECTORS

(Proposal 1)

Nominees for Election as Directors

Trex Company’s certificate of incorporation provides that the Board is to be divided into three classes of directors, with the classes to be as nearly equal in number as possible. The current terms of office of the three current classes of directors expire at this annual meeting, at the annual meeting of stockholders in 2012 and at the annual meeting of stockholders in 2013, respectively. Upon the expiration of the term of office of each class, the nominees for such class will be elected for a term of three years to succeed the directors whose terms of office expire.

In accordance with the recommendation of the nominating/corporate governance committee, Jay M. Gratz and Ronald W. Kaplan have been nominated by the Board for election to the class with a three-year term that will expire at the annual meeting of stockholders in 2014. These nominees are incumbent directors. Mr. Gratz has served on the Board since his appointment as a director in February 2007. Mr. Kaplan has served on the Board since his appointment as a director in January 2008.

Approval of Nominees

Approval of the nominees requires the affirmative vote of a plurality of the votes cast at the annual meeting. Unless authority to do so is withheld, it is the intention of the persons named in the proxy to vote such proxy FOR the election of each of the nominees. If any of the nominees should become unable or unwilling to serve as a director, the persons named in the proxy intend to vote for the election of such substitute nominee for director as the Board may recommend. It is not anticipated that any of the nominees will be unable or unwilling to serve as a director.

The Board of Directors unanimously recommends that the stockholders of Trex Company vote FOR the election of the nominees to serve as directors.

Information About Nominees and Continuing Directors

Biographical information concerning each of the nominees and each of the directors continuing in office is presented below.

Nominees for Election for Three-Year Terms

Name	Age	Director Since
Jay M. Gratz	58	2007
Ronald W. Kaplan	59	2008

Jay M. Gratz has been the Chief Financial Officer of VisTracks, Inc., a position and movement analytics provider since March 2010. Mr. Gratz was a partner in Tatum LLC, a national executive services and consulting firm that focuses on the needs of the Office of the CFO between February 2010 and March 2010. From October 2007 through February 2010, Mr. Gratz was an independent consultant. From 1999 through October 2007, Mr. Gratz served as Executive Vice President and Chief Financial Officer of Ryerson Inc., a metals processor and distributor, and as President of Ryerson Coil Processing Division from November 2001 until October 2007. Mr. Gratz served as Vice President and Chief Financial Officer of Inland Steel Industries from 1994 through 1998, and served in various other positions, including Vice President of Finance, within that company since 1975. Mr. Gratz is a Certified Public Accountant. He received a B.A. degree in economics from State University of New York in Buffalo and an M.B.A. degree from Northwestern University Kellogg Graduate School of Management.

Mr. Gratz was nominated by the Nominating/Corporate Governance Committee in 2007 and renominated this year specifically because the Committee felt it was important to find a member with extensive financial experience. Mr. Gratz was nominated by the Committee because he was a Certified Public Accountant, a chief financial officer of another respected public company, and had experience dealing with a wide-range of financial issues that the Committee felt would be beneficial to Trex Company. Mr. Gratz was also chosen because the Committee believed that Mr. Gratz could potentially serve as Chairman of the Audit Committee in the future.

Ronald W. Kaplan has served as Chairman, President and Chief Executive Officer of Trex Company since May 2010. From January 2008 to May 2010, Mr. Kaplan served as President and Chief Executive Officer of Trex Company. From February 2006 through December 2007, Mr. Kaplan served as Chief Executive Officer of Continental Global Group, Inc., a manufacturer of bulk material handling systems. From July 2005 to February 2006, Mr. Kaplan was an independent consultant. From 1979 to July 2005, he was employed by Harsco Corporation, an international industrial services and products company, at which he served in a number of capacities, including as Senior Vice President-Operations, and, from 1994 through June 2005, as President of Harsco’s Gas Technologies Group, which manufactures containment and control equipment for the global gas industry. Mr. Kaplan received a B.A. in economics from Alfred University and an M.B.A. degree from the Wharton School of Business, University of Pennsylvania.

Mr. Kaplan was hired by Trex Company in January 2008 as its President and Chief Executive Officer. The Nominating/Corporate Governance Committee believed that the Board would greatly benefit from someone with extensive manufacturing experience and believed that the Chief Executive Officer of Trex Company should serve on the Board. Therefore, Mr. Kaplan was nominated by the Committee in 2008 and renominated this year due to his professional experience as a chief executive of a number of manufacturing companies, including leading companies through financial and operational “turnarounds”, which the Committee felt was important experience for Trex Company.

Directors Whose Terms Expire in 2012

Name	Age	Director Since
Frank H. Merlotti, Jr.	60	2006
Patricia B. Robinson	58	2000

Frank H. Merlotti, Jr. has served as President of Steelcase Design Group, the North American business unit of Steelcase, Inc., a manufacturer of office furniture and furniture systems, since October 2006, and as President of Steelcase North America from September 2002 through September 2006. Mr. Merlotti served as President and Chief Executive Officer of G&T Industries, a manufacturer and distributor of fabricated foam and soft-surface materials for the marine, office furniture and commercial building industries, from August 1999 to September 2002. From 1991 through 1999, Mr. Merlotti served as President and Chief Executive Officer of Metropolitan Furniture Company, a Steelcase Design Partnership company. From 1985 through 1999, Mr. Merlotti served as General Manager of the Business Furniture Division of G&T Industries.

Mr. Merlotti was nominated by the Nominating/Corporate Governance Committee in 2006 due to his professional experience as a chief executive of a consumer product company, and his experience in sales and marketing of consumer products.

Patricia B. Robinson has been an independent consultant since 1999. From 1977 to 1998, Ms. Robinson served in a variety of positions with Mead Corporation, a forest products company, including President of Mead School and Office Products, Vice President of Corporate Strategy and Planning, President of Gilbert Paper, Plant Manager of a specialty machinery facility and Product Manager for new packaging product introductions. Ms. Robinson received a B.A. degree in economics from Duke University and an M.B.A. degree from the Darden School at the University of Virginia.

Ms. Robinson was nominated by the Nominating/Corporate Governance Committee in 2000 as one of the first outside independent directors of Trex Company due to her professional experience as a President of a consumer products company and her experience with strategic planning and new product introductions.

Directors Whose Terms Expire in 2013

Name	Age	Director Since
William F. Andrews	79	1999
Paul A. Brunner	75	2003
Richard E. Posey	64	2009

William F. Andrews has served as Chairman of Katy Industries, Inc., a manufacturer of maintenance and electrical products, since October 2001. Mr. Andrews served as Chairman of Corrections Corporation of America from 2000 to 2008 and has served as Chairman of the Executive Committee of the Board since August 2008. Mr. Andrews served as Chairman of the Singer Sewing Company, a manufacturer of sewing machines, from 2004 to 2010, and continues to serve on the Board. Mr. Andrews has been a Principal of Kohlberg & Company, a venture capital firm, since 1994, and served as Chairman of Allied Aerospace Company from 2000 to 2006. Prior to 2002, he served in various positions, including Chairman of Scovill Fasteners Inc.; Chairman of Northwestern Steel and Wire Company; Chairman of Schrader-Bridgeport International, Inc.; Chairman, President and Chief Executive Officer of Scovill Manufacturing Co., where he worked for over 28 years; Chairman and Chief Executive Officer of Amdura Corporation; Chairman of Utica Corporation; and Chairman, President and Chief Executive Officer of Singer Sewing Company. Mr. Andrews also serves as a director of Black Box Corporation, O’Charley’s Restaurants and Thomas Nelson Publishing Co. Mr. Andrews received a B.S. degree in business administration from the University of Maryland and an M.B.A. degree in marketing from Seton Hall University.

Mr. Andrews was nominated by the Nominating/Corporate Governance Committee in 1999 as one of the first outside independent directors of Trex Company specifically because one of Trex Company’s primary objectives was to build solid business models and increase shareholder value. Mr. Andrews was chosen primarily because he was a Principal of Kohlberg & Company, a private equity company known for successfully building creative business models and creating long-term shareholder value. Mr. Andrews was also chosen due to his extensive experience as a director of a number of public companies, as he has served on the boards of twenty-two public and private companies, and has been the Chairman of seven public companies.

Paul A. Brunner is President and Chief Executive Officer of Spring Capital Inc., a merchant bank, which he founded in 1985. From 1982 to 1985, Mr. Brunner served as President and Chief Executive Officer of U.S. Operations of Asea-Brown Boveri, a multi-national Swiss manufacturer of high technology products. In 1967, he joined Crouse Hinds Company, a manufacturer of electronics and electronic equipment, and through 1982 held various positions with that company, including President and Chief Operating Officer, Executive Vice President of Operations, Vice President of Finance and Treasurer, and Director of Mergers and Acquisitions. Mr. Brunner served as a director of Johnson Controls, Inc. from 1983 through 2007, and as Chairman of its Audit Committee from 1989 to 2005. From 1959 to 1967, he worked for Coopers & Lybrand, an international accounting firm, as an audit supervisor. Mr. Brunner is a Certified Public Accountant. He received a B.S. degree in accounting from the University of Buenos Aires and an M.B.A. degree in management from Syracuse University.

Mr. Brunner was nominated by the Nominating/Corporate Governance Committee in 2003 specifically due to his professional experience as a Certified Public Accountant and his past involvement as Chairman of Johnson Controls, Inc.’s Audit Committee. In addition, the Committee believed he would benefit the Board in serving as Chairman of the Audit Committee.

Richard E. Posey was appointed by the Board, upon recommendation of the Nominating/Corporate Governance Committee, on May 6, 2009. He served as President and Chief Executive Officer of Moen

Incorporated, a leading manufacturer in the global faucet market, for six years before retiring in 2007. Prior to joining Moen, Mr. Posey was President and Chief Executive Officer of Hamilton Beach / Proctor Silex, Inc. for five years. Mr. Posey began his career at S.C. Johnson & Son, where for 22 years he served in a series of increasingly responsible management positions, both overseas and in the U.S., culminating with Executive Vice President, Consumer Products, North America. Mr. Posey currently serves on the board of directors of The Colman Group, a supply equipment company, and is a Founding Trustee, Virginia Commonwealth University School of Engineering Foundation. He received a B.A. degree in English from The University of Southern California and an M.B.A. degree from The University of Michigan.

Mr. Posey was nominated by the Nominating/Corporate Governance Committee in 2009 specifically because the Committee felt it was important to find and include a member with consumer product experience. Mr. Posey was primarily chosen due to his professional experience as a chief executive of a number of consumer product companies, and his experience in sales and marketing of consumer products.

As previously reported, commencing on July 8, 2005, two lawsuits, both of which sought certification as a class action, were filed in the United States District Court for the Western District of Virginia naming as defendants Trex Company, Robert G. Matheny, a director and the former Chairman and Chief Executive Officer, and Paul D. Fletcher, Senior Vice President and Chief Financial Officer. Following agreement by the plaintiffs and the defendants that the two lawsuits should be consolidated, the plaintiffs filed a consolidated class action complaint. The complaints principally alleged that Trex Company, Mr. Matheny and Mr. Fletcher violated Sections 10(b) and 20(a) of and Rule 10b-5 under the Securities Exchange Act of 1934 by, among other things, making false and misleading public statements concerning Trex Company’s operating and financial results and expectations. The complaints also alleged that certain directors of Trex Company sold shares of Trex Company’s common stock at artificially inflated prices. On October 6, 2006, the District Court granted Trex Company’s Motion to Dismiss the claim. Two separate derivative lawsuits were filed in the United States District Court for the Western District of Virginia naming as defendants Mr. Matheny, Mr. Fletcher, and each of the directors of Trex Company. The filed complaints were based upon the same factual allegations as the complaints in the class action lawsuits, and alleged that the directors and Mr. Fletcher breached their fiduciary duties by permitting Trex Company to issue false and misleading public statements concerning Trex Company’s operating and financial results, and also alleged that directors of Trex Company sold shares of Trex Company’s common stock at artificially inflated prices. On December 22, 2005, the two derivative actions were consolidated. On February 19, 2007, the plaintiffs signed a Stipulation of Dismissal dismissing the derivative lawsuits, and on March 26, 2007, the Court issued the Order of Dismissal.

Board of Directors and Committees of the Board of Directors

The Board currently consists of seven directors. The Board has a standing Audit Committee, a standing Compensation Committee and a standing Nominating/Corporate Governance Committee. The Board held six meetings during Trex Company’s 2010 fiscal year. During 2010, each director attended at least 75% of the aggregate of the total number of meetings of the Board and of each committee of the Board on which such director served.

It is Trex Company’s policy that all directors should attend the annual meetings of Trex Company’s stockholders. All of the directors serving on the Board at that time attended the annual meeting of stockholders in 2010.

Board Leadership Structure and Risk Oversight

Our board leadership structure is currently composed of a combined Chairman of the Board of Directors and Chief Executive Officer, a Lead Independent Director, an independent Audit Committee Chairman, an independent Nominating/Corporate Governance Committee Chairman, and an independent Compensation Committee Chairman. Mr. Kaplan is Trex Company’s President, Chief Executive Officer and Chairman of the

Board, and he was hired by Trex Company in January 2008. Mr. Kaplan has served as President and Chief Executive Officer since January 2008, and Chairman since the retirement in May 2010 of Andrew U. Ferrari, the former Chief Executive Officer of Trex Company. After careful consideration and considering Mr. Kaplan’s strong leadership since he joined Trex Company in January 2008, the Board determined it appropriate for the Chairman and the CEO to be the same individual following Mr. Ferrari’s retirement. In making this determination, the Board also considered the relative size of Trex Company, the size of the Board and the fact that all remaining members of the Board are independent. The Board believes that having a combined role enhances the ability to provide insight and direction on important strategic initiatives to both management and the Board and increases the likelihood that Trex Company act with a common purpose. Separating the roles would potentially result in less effective management and governance processes through undesirable duplication of work and, in worst case, lead to a blurring of the current clear lines of accountability and responsibility. Trex Company’s overall corporate governance policies and practices adequately addresses any governance concerns raised by the dual CEO and Chairman role. In addition, the Board determined that there are other members of the executive management team that are well versed in all aspects of Trex Company and who are familiar with the roles and responsibilities of the Chairman/CEO in the event that the Chairman/CEO is unavailable.

Mr. Gratz is Trex Company’s Lead Independent Director, and he is currently serving a term of two years, which ends May 2012. Mr. Gratz is an experienced former public company Executive Vice President and Chief Financial Officer. (For additional information regarding Mr. Gratz’s professional experience, please see “Proposal 1 – Election of Directors”.) As our Lead Independent Director, and pursuant to Trex Company’s Corporate Governance Principles, the responsibilities of the Lead Independent Director may include: presiding at executive sessions of the independent directors; presiding at Board meetings in the absence of the Chairman; making recommendations and consulting with management with regard to Board meeting agendas, materials and schedules; and serving as a liaison between the independent directors and members of senior management.

Our Board also has three key committees: the Audit Committee, chaired by Mr. Brunner; the Nominating/ Corporate Governance Committee, chaired by Ms. Robinson; and the Compensation Committee, chaired by Mr. Andrews. Each of these committees plays an important role in the governance and leadership of our Board and each is chaired by an independent director with significant business experience.

The Board of Directors’ Role in Risk Oversight. Our Board recognizes the importance of effective risk oversight in running a successful business and in fulfilling its fiduciary responsibilities to Trex Company and its stockholders. While the Chairman and Chief Executive Officer and other members of our senior leadership team are responsible for the day-to-day management of risk, our Board is responsible for ensuring that an appropriate culture of risk management exists within Trex Company and for setting the right “tone at the top,” overseeing our aggregate risk profile, and assisting management in addressing specific risks, such as strategic and competitive risks, financial risks, brand and reputation risks, legal risks, regulatory risks, and operational risks.

The Board believes that its current leadership structure best facilitates its oversight of risk by combining independent leadership, through the Lead Independent Director, independent board committees, and majority independent board composition, with an experienced Chairman and Chief Executive Officer who has intimate knowledge of our business, history, and the complex challenges we face. The Chairman and Chief Executive Officer’s in-depth understanding of these matters and involvement in the day-to-day management of Trex Company uniquely positions him to promptly identify and raise key business risks to the Board, call special meetings of the Board when necessary to address critical issues, and focus the Board’s attention on areas of concern. The Lead Independent Director, independent committee chairs and other directors also are experienced professionals or executives who can and do raise issues for Board consideration and review, and are not hesitant to challenge management. The Board believes there is a well-functioning and effective balance between the Lead Independent Director, non-executive independent board members and the Chairman and Chief Executive Officer, which enhances risk oversight.

The Board exercises its oversight responsibility for risk both directly and through its three standing committees. Throughout the year, the Board and each committee spend a portion of their time reviewing and discussing specific risk topics. The full Board is kept informed of each committee’s risk oversight and related activities through regular oral reports from the committee chairs, and committee meeting minutes are available for review by all directors. Strategic, operational and competitive risks also are presented and discussed at the Board’s quarterly meetings, and more often as needed. On at least an annual basis, the Board conducts a review of our long-term strategic plans and members of senior management report on our top risks and the steps management has taken or will take to mitigate these risks. In addition, at each quarterly meeting, or more often as necessary, the General Counsel updates the Board on material legal and regulatory matters. On a regular basis between Board meetings, our Chairman and Chief Executive Officer provides written reports to the Board on the critical issues we face and recent developments in each of our principal operating areas. These reports include a discussion of business risks as well as a discussion regarding enterprise risk.

The Audit Committee is responsible for reviewing the framework by which management discusses our risk profile and risk exposures with the full Board and its committees. The Audit Committee meets regularly with our Chief Financial Officer, independent auditor, internal auditor, General Counsel, and other members of senior management to discuss our major financial risk exposures, financial reporting, internal controls, credit and liquidity risk, compliance risk, and key operational risks. The Audit Committee meets regularly in separate executive sessions with the Chief Financial Officer, independent auditor and internal auditor, as well as with committee members only, to facilitate a full and candid discussion of risk and other issues.

The Compensation Committee is responsible for overseeing human capital and compensation risks, including evaluating and assessing risks arising from our compensation policies and practices for all employees and ensuring executive compensation is aligned with performance. The Compensation Committee also is charged with monitoring our incentive and equity-based compensation plans, including employee pension and benefit plans.

The Nominating/ Corporate Governance Committee oversees risks related to our overall corporate governance, including Board and committee composition, Board size and structure, director independence, and our corporate governance profile and ratings. The Committee also is actively engaged in overseeing risks associated with succession planning for the Board and management.

Director Independence. The Board has affirmatively determined that all of the current directors, other than Mr. Kaplan, who is Trex Company’s Chairman, President and Chief Executive Officer, are “independent” of Trex Company within the meaning of the rules governing companies listed on the New York Stock Exchange, or “NYSE”. For a director to be “independent” under the NYSE rules, the Board must affirmatively determine that the director has no material relationship with Trex Company, either directly or as a partner, shareholder or officer of an organization that has a relationship with Trex Company.

The Board has adopted the following categorical standards of independence to assist it in determining whether a director has a material relationship with Trex Company. The following relationships between a director and Trex Company will not be considered material relationships that would preclude a finding by the Board that the director is independent under the NYSE rules:

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employment of the director or the director’s immediate family member by another company that makes payments to, or receives payments from, Trex Company or any of its subsidiaries for property or services in an amount which, in any single fiscal year, does not exceed the greater of $1 million or 2% of such other company’s consolidated gross revenues; and

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a relationship of the director or the director’s immediate family member with a charitable organization, as an executive officer, board member, trustee or otherwise, to which Trex Company or any of its subsidiaries has made charitable contributions of not more than $50,000 annually in any of the last three years.

Consistent with the NYSE rules, Trex Company’s corporate governance principles require Trex Company’s non-management directors to meet at least once each quarter without management present and, if the group of non-management directors includes any director who is not independent under NYSE rules, to meet at least once each year with only the independent directors present. Trex Company’s non-management directors held five executive sessions in 2010. Prior to Mr. Ferrari’s retirement in May 2010, Mr. Ferrari was the only non-management non-independent director. The Board did not hold an executive session of independent directors in 2010 prior to Mr. Ferrari’s retirement. Mr. Gratz, as Lead Independent Director, acted as presiding director for each such executive session of non-management directors, and was responsible for advising the Chairman of the Board of decisions reached, and of recommendations for action by the Board of Directors made, at each such meeting.

Audit Committee. The Audit Committee of the Board is a standing committee composed of four non-employee directors who meet the independence and expertise requirements of the NYSE listing standards. Pursuant to SEC rules, the Board has designated Paul A. Brunner as its “audit committee financial expert,” as such term is defined for purposes of Item 407 of Regulation S-K promulgated by the SEC, and is independent of management. The Audit Committee, which held eight meetings during 2010, currently consists of Mr. Brunner, who is the Chairman, Mr. Gratz, Mr. Merlotti and Mr. Posey.

The Audit Committee operates under a written charter that is reviewed annually. The Audit Committee is responsible, among its other duties, for engaging, overseeing, evaluating and replacing Trex Company’s independent registered public accounting firm, pre-approving all audit and non-audit services by the independent registered public accounting firm, reviewing the scope of the audit plan and the results of each audit with management and the independent registered public accounting firm, reviewing the internal audit function, reviewing the adequacy of Trex Company’s system of internal controls over financial reporting and disclosure controls and procedures, reviewing the financial statements and other financial information included in Trex Company’s annual and quarterly reports filed with the SEC, and exercising oversight with respect to Trex Company’s code of conduct and ethics and other policies and procedures regarding adherence with legal requirements. The Audit Committee has the authority to retain and terminate any third-party consultants and to obtain advice and assistance from internal and external legal, accounting and other advisers. The Audit Committee is authorized to delegate its authority to subcommittees as determined to be necessary or advisable. A current version of the Audit Committee charter is available through Trex Company’s web site at www.trex.com.

Compensation Committee. The Compensation Committee of the Board is a standing committee composed of four non-employee directors who meet the independence requirements of the NYSE listing standards. The Compensation Committee, which held five meetings during 2010, currently consists of Mr. Andrews, who is the Chairman, Mr. Gratz, Mr. Merlotti and Ms. Robinson.

The Compensation Committee operates under a written charter that is reviewed annually. Pursuant to its charter, the principal functions of the Compensation Committee are to review and approve the compensation and benefits of Trex Company’s Chief Executive Officer, or “CEO,” and the other executive officers named in the Summary Compensation Table following the Compensation Discussion and Analysis section of this proxy statement, or “named executive officers,” as well as Vice Presidents who report directly to the CEO, and to administer Trex Company’s employee benefit programs, including its 2005 Stock Incentive Plan, 1999 Employee Stock Purchase Plan, Bonus Plan and other incentive compensation plans, benefits plans and equity-based plans. The Compensation Committee has the authority to retain and terminate any third-party compensation consultant and to obtain advice and assistance from internal and external legal, accounting and other advisers. See the Compensation Discussion and Analysis section of this proxy statement for information regarding the practices of the Compensation Committee, including the role of the executive officers and the Compensation Committee’s compensation consultant in determining or recommending the amount and form of compensation paid to the named executive officers. The Compensation Committee is authorized to delegate its authority to subcommittees as determined to be necessary or advisable. A current version of the Compensation Committee charter is available through Trex Company’s web site at www.trex.com.

Nominating/Corporate Governance Committee. The Nominating/Corporate Governance Committee of the Board is a standing committee composed of four non-employee directors who meet the independence requirements of the NYSE listing standards. The Nominating/Corporate Governance Committee, which held five meetings during 2010, currently consists of Ms. Robinson, who is the Chairman, Mr. Andrews, Mr. Brunner and Mr. Posey.

The Nominating/Corporate Governance Committee operates under a written charter that is reviewed annually. The Nominating/Corporate Governance Committee is responsible for recommending candidates for election to the Board and for making recommendations to the Board regarding corporate governance matters, including Board size and membership qualifications, Board committees, corporate organization, non-employee director compensation, succession planning for officers and key executives, programs for training and development of executive-level employees, and stockholder proposals regarding these matters. The Nominating/Corporate Governance Committee has the authority to retain and terminate any search firm engaged to identify director candidates, and to obtain advice and assistance from outside counsel and any other advisors, as it deems appropriate in its sole discretion. The Nominating/Corporate Governance Committee may form and delegate authority to subcommittees as determined to be necessary or advisable. A current version of the Nominating/Corporate Governance Committee charter is available through Trex Company’s web site at www.trex.com.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee was an officer or employee of Trex Company or any subsidiary of Trex Company during 2010. There are no interlock relationships as defined in the applicable SEC rules.

Director Nominations Policy

The Board has, by resolution, adopted a director nominations policy. The purpose of the nominations policy is to set forth the process by which candidates for possible inclusion in Trex Company’s recommended slate of director nominees are selected. The nominations policy is administered by the Nominating/Corporate Governance Committee of the Board.

The Board does not currently prescribe any minimum qualifications for director candidates. Consistent with the criteria for the selection of directors approved by the Board, the Nominating/Corporate Governance Committee will take into account Trex Company’s current needs and the qualities needed for Board service, including experience and achievement in business, finance, technology or other areas relevant to Trex Company’s activities; reputation, ethical character and maturity of judgment; diversity of viewpoints, backgrounds and experiences; absence of conflicts of interest that might impede the proper performance of the responsibilities of a director; independence under SEC and NYSE rules; service on other boards of directors; sufficient time to devote to Board matters; ability to work effectively and collegially with other Board members; and diversity. In considering the diversity of candidates, the Committee considers an individual’s background, professional experience, education and skill, race, gender and/or national origin. In the case of incumbent directors whose terms of office are set to expire, the Nominating/Corporate Governance Committee will review such directors’ overall service to Trex Company during their term, including the number of meetings attended, level of participation, quality of performance and any transactions of such directors with Trex Company during their term. For those potential new director candidates who appear upon first consideration to meet the Board’s selection criteria, the Nominating/Corporate Governance Committee will conduct appropriate inquiries into their background and qualifications and, depending on the result of such inquiries, arrange for in-person meetings with the potential candidates.

The Nominating/Corporate Governance Committee may use multiple sources for identifying director candidates, including its own contacts and referrals from other directors, members of management, Trex Company’s advisers, and executive search firms. The Committee will consider director candidates recommended by stockholders and will evaluate such director candidates in the same manner in which it evaluates candidates recommended by other sources. The Nominating/Corporate Governance Committee has used in the past, and may use in the future, the services of an executive search firm to help identify candidates for directors who meet the qualifications outlined above. The search firm screens the candidates, conducts reference checks, prepares a biography of each candidate for committee review and assists in arranging interviews. In making recommendations for director nominees for the annual meeting of stockholders, the Nominating/Corporate Governance Committee will consider any written recommendations of director candidates by stockholders received by the Secretary of Trex Company no later than 120 days before the anniversary of the previous year’s annual meeting of stockholders. Recommendations must include the candidate’s name and contact information and a statement of the candidate’s background and qualifications, and must be mailed to Trex Company, Inc., 160 Exeter Drive, Winchester, Virginia 22603-8605, Attention: Secretary.

The nominations policy is intended to provide a flexible set of guidelines for the effective functioning of Trex Company’s director nominations process. The Nominating/Corporate Governance Committee intends to review the nominations policy as it considers advisable and anticipates that modifications may be necessary from time to time as Trex Company’s needs and circumstances evolve, and as applicable legal or listing standards change. The Nominating/Corporate Governance Committee may amend the nominations policy at any time.

Trex Company’s bylaws provide that any stockholder wishing to nominate persons for election as directors at an annual meeting must deliver to the Secretary of Trex Company at Trex Company’s principal office in Winchester, Virginia a written notice of the stockholder’s intention to make such a nomination. The stockholder generally is required to furnish the notice no earlier than 120 days and no later than 90 days before the first anniversary of the preceding year’s annual meeting. The notice must include the following information: (1) such information regarding each proposed nominee as would be required to be disclosed under SEC rules and regulations in solicitations of proxies for the election of directors in an election contest or otherwise; (2) the written consent of each proposed nominee to serve as a director of Trex Company; and (3) as to the stockholder giving the notice and the beneficial owner, if any, of common stock on whose behalf the nomination is made, (a) the name and address of record of such stockholder and the name and address of such beneficial owner, (b) the class and number of shares of Trex Company’s capital stock that are owned beneficially and of record by such stockholder and such beneficial owner, (c) a representation that the stockholder is a holder of record of Trex Company’s capital stock entitled to vote at such meeting and intends to appear, in person or by proxy, at the meeting to propose such nomination and (d) a representation whether the stockholder or the beneficial owner, if any, intends or is part of a group that intends to (A) deliver a proxy statement or form of proxy to holders of at least the percentage of Trex Company’s outstanding capital stock required to elect the nominee or (B) otherwise solicit proxies for stockholders in support of such nomination. Trex Company may require any proposed nominee to furnish such other information as Trex Company may reasonably require to determine the eligibility of such proposed nominee to serve as a director of Trex Company.

Communications With the Board of Directors

The Board welcomes communications from its stockholders and other interested parties and has adopted a procedure for receiving and addressing those communications. Stockholders and other interested parties may communicate any concerns they may have about Trex Company directly and confidentially to the full Board, to the non-management directors as a group, or to any individual director, at the following address: Trex Company, Inc., 160 Exeter Drive, Winchester, Virginia 22603-8605, Attention: Secretary. A stockholder or other interested party may also call Trex Company’s governance hotline at 1-800-719-4916 and press “2” for Trex Company’s Secretary. An independent third-party vendor maintains Trex Company’s governance hotline, and all calls are forwarded to Trex Company’s Secretary. To maintain the caller’s anonymity, calls are passed through proprietary filters to “mask” the caller’s voice and the originating phone number is removed from the associated audio file. A caller wishing to be identified may indicate his or her name in the message. If the caller wishes to submit relevant documents, the documents should be mailed to the following address: Trex Company, Inc., 160 Exeter Drive, Winchester, Virginia 22603-8605, Attention: Secretary. Trex Company’s Secretary will review and forward all stockholder communications and other communications from interested parties to the intended recipient, except for those communications that are outside the scope of Board matters or duplicative of other communications by the applicable person.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires Trex Company’s directors and executive officers and persons who own more than 10% of Trex Company’s common stock to file with the SEC and the NYSE initial reports of ownership and reports of changes in ownership of common stock and other equity securities of Trex Company. The reporting persons are required by rules of the SEC to furnish Trex Company with copies of all Section 16(a) reports they file. Based solely upon a review of Section 16(a) reports furnished to Trex Company for fiscal 2010 or written representations that no other reports were required, Trex Company believes that the foregoing reporting persons complied with all filing requirements for fiscal 2010.

Availability of Corporate Governance Principles, Code of Conduct and Ethics, and Committee Charters

Trex Company makes available on its web site at www.trex.com and in paper form without charge, copies of its corporate governance principles, its code of conduct and ethics, and the charters of each standing committee of its Board. Requests for copies of these documents should be directed to Trex Company, Inc., 160 Exeter Drive, Winchester, Virginia 22603-8605, Attention: Secretary.

Director Compensation

Non-employee directors of Trex Company receive cash and stock-based compensation under the Trex Company, Inc. Amended and Restated 1999 Incentive Plan for Outside Directors, or “Outside Director Plan.” The Outside Director Plan is administered by the Nominating/Corporate Governance Committee. All stock-based grants awarded as compensation to non-employee directors are issued under the Trex Company, Inc. 2005 Stock Incentive Plan, or “2005 Stock Incentive Plan,” which was approved by stockholders at Trex Company’s 2005 annual meeting.

The Nominating/Corporate Governance Committee is responsible for making recommendations to the Board regarding non-employee director compensation. In accordance with this authority, the Nominating/Corporate Governance Committee utilizes the services of DolmatConnell & Partners, Inc. as the committee’s outside compensation consultant to advise the Nominating/Corporate Governance Committee on matters related to director compensation.

Trex Company’s director compensation program was developed in consultation with the compensation consultant in 2007 and was designed to deliver annual compensation at the median of Trex Company’s peer group, which was made up of 16 companies in both the construction and plastic products and consumer products industries that are similar in both revenues and market capitalization to Trex Company. Many of Trex Company’s key competitors were not included, since they are significantly larger, and thus did not provide an appropriate basis for comparison, or are divisions or subsidiaries of public companies, and therefore have not publicly released board compensation data. Under this program, annual non-employee director compensation was delivered approximately 45% in cash (depending on meeting attendance fees) and approximately 55% in stock-settled stock appreciation rights, or “SARs,” based on the Black-Scholes valuation model, which the Board believes appropriately balances remunerating Trex Company’s non-employee directors for their service and linking their compensation closely to returns to stockholders through the potential for enhanced value from future stock price appreciation. Directors could elect to receive additional SARs in lieu of cash payments. Directors are also reimbursed for actual travel expenses.

In 2010, the Nominating/Corporate Governance Committee asked Trex Company’s Chief Administrative Officer, General Counsel and Secretary, or “CAO”, to review the director compensation program, and to benchmark the compensation against Trex Company’s peer group and similarly sized public companies. The peer group companies used for such benchmarking were selected in February 2009 by the compensation consultant, and consisted of the following companies:

American Woodmark Corp.	Polypore International, Inc.
Deltic Timber Corp.	Raven Industries Inc.
Hooker Furniture Corp.	RC2 Corp.
Insteel Industries, Inc.	Smith & Wesson Holding Corp.
Kadant Inc.	Stanley Furniture Co., Inc.
K-Swiss, Inc.	Steinway Musical Instruments Inc.
Landec Corp.	Sturm, Ruger & Co., Inc.
Movado Group Inc.	Volcom, Inc.
National Presto Industries, Inc.	Zoltek Corp.
Park Electrochemical Corp.

Based upon such benchmarking, the Nominating/Corporate Governance Committee recommended to the Board that it increase the annual cash retainer from $24,000 to $27,500, increase the annual equity retainer from $28,800 to $30,000, and change the mix of equity grants from 100% SARs to 50% SARs and 50% time-based restricted stock, or “restricted shares”, which vest one year after the date of the grant. On July 20, 2010, the Board accepted these recommendations, and amended the Outside Director Plan accordingly. As a result of these changes, annual non-employee director compensation will be delivered approximately 56% in cash and approximately 44% in equity (with such percentages assuming that no director elects to receive equity in lieu of cash, as further discussed below, and assuming that the grant of equity upon initial appointment to the Board is spread over 6 years).

As a result of the modifications made to the director compensation program in 2010, the elements of the director compensation package are as follows:

•	Upon initial appointment to the Board, non-employee directors will receive awards of SARs valued at $28,800 (based on the Black-Scholes valuation model of Trex Company shares).

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For service on the Board, each non-employee director receives an annual retainer of $27,500, a $1,000 meeting fee for each in-person meeting attended, a $500 fee for each telephonic meeting, and an annual award of (a) SARs valued at $15,000 based on the Black-Scholes valuation model of Trex Company shares, and (b) restricted shares valued at $15,000 based upon the closing market price of Trex Company stock on the day of the grant. Any non-employee director who serves as Chairman of the Board will receive (a) $54,000, in lieu of the $27,500 annual retainer, (b) $25,361, payable in cash, in lieu of the annual award of SARs and restricted shares, and (c) meeting fees as applicable to the other non-employee directors. Any director serving as Lead Independent Director will receive an additional $12,500.

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The chairman of the Audit Committee receives an annual committee fee of $12,500, and the chairman of the Compensation Committee and the Nominating/Corporate Governance Committee each receive an annual committee fee of $7,500.

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Each member of the Audit Committee (other than the chairman) receives an annual committee retainer of $6,500, each member of the Compensation Committee (other than the chairman) receives an annual committee retainer of $4,000, and each member of the Nominating/Corporate Governance Committee (other than the chairman) receives an annual committee retainer of $3,500.

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Each Committee member on any of the Committees, including the chairman of the Committee, receives a $1,000 meeting fee for a special meeting not held in conjunction with a scheduled Board meeting, and a $500 fee for each telephonic meeting not held in conjunction with a telephonic Board meeting.

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The $27,500 annual director fee and the annual committee fees are paid in the form of (a) cash or (b) grants of 50% SARs (based on the Black-Scholes valuation model of Trex Company shares) and 50% restricted shares (based upon the closing market price of Trex Company stock on the day of the grant), or a combination of these forms of consideration, based on the percentages of the forms of consideration elected by the serving director, in four equal quarterly installments in arrears on the first business day following each quarter of the fiscal year in which the eligible director completes board or committee service. The fiscal year of the Outside Director Plan is July 1 through June 30.

•	The annual grants of SARs and restricted shares are made in arrears on the date of the first regularly scheduled Board meeting after June 30 of each year.

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All grants of SARs vest immediately upon grant and have a term of ten years (provided that the term is extended for one year if the director dies during the tenth year of the SAR term). All grants of restricted shares vest one year after grant provided the director still serves on the Board, other than due to retirement at the end of a term, death, or disability.

•	All fees described above paid in arrears are pro-rated for any partial periods served.

The exercise price per share of a SAR is the fair market value of the common stock on the SAR grant date, which is equal to the closing sale price of the common stock on the NYSE on that date. Upon exercise of a SAR, the non-employee director will be entitled to receive a number of shares of common stock with a value based on the excess of the fair market value of the common stock on the exercise date over the fair market value of the common stock on the grant date. Upon the termination of a non-employee director’s service for any reason (other than for cause), the director will have the right, at any time within five years after the date of termination of service and before the termination of the SAR, to exercise any option or SAR held by the director on the service termination date.

Trex Company does not provide pensions, medical benefits or other benefit programs to non-employee directors.

The table below shows compensation paid to the non-employee directors for their service in 2010.

2010 DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	SAR Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	Changes in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
William F. Andrews (2)	42,250	—	28,800	—	—	—	71,050
Paul A. Brunner (3)	48,250	—	28,800	—	—	—	77,050
Andrew U. Ferrari (4)	8,616	—	20,225	—	—	—	28,841
Jay M. Gratz (5)	51,410	—	28,800	—	—	—	80,210
Frank H. Merlotti Jr. (6)	42,750	—	28,800	—	—	—	71,550
Richard E. Posey (7)	21,375	5,688	44,487	—	—	—	71,550
Patricia B. Robinson (8)	42,750	—	28,800	—	—	—	71,550

(1)	Figures reflect Securities and Exchange Commission rules, whereby long-term incentive compensation must be valued based on the grant date fair value of all awards made during the year as opposed to the accounting expense for all awards that has been used in prior years. Assumptions used in the calculation of these amounts are included in note 11 to Trex Company’s audited financial statements in the 2010 Form 10-K, as filed with the SEC.

(2)	Mr. Andrews served as the chairman of the Compensation Committee and as a member of the Nominating/Corporate Governance Committee in 2010. Mr. Andrews did not elect to receive any of his cash compensation in the form of SARs or restricted shares.

(3)	Mr. Brunner served as the chairman of the Audit Committee and as a member of the Nominating/Corporate Governance Committee in 2010. Mr. Brunner did not elect to receive any of his cash compensation in the form of SARs or restricted shares.

(4)	Mr. Ferrari served as chairman of the Board until his retirement in May 2010. Mr. Ferrari elected to receive $20,225 of his cash compensation in the form of SARs.

(5)	Mr. Gratz served as a member of the Audit Committee and the Compensation Committee in 2010. Effective May 2010, Mr. Gratz served as Lead Independent Director. Mr. Gratz did not elect to receive any of his cash compensation in the form of SARs or restricted shares.

(6)	Mr. Merlotti served as a member of the Audit Committee and the Compensation Committee in 2008. Mr. Merlotti did not elect to receive any of his cash compensation in the form of SARs or restricted shares.

(7)	Mr. Posey served as member of the Audit Committee and the Nominating/Corporate Governance Committee in 2010. Mr. Posey elected to receive $21,375 of his cash compensation in the form of SARs and restricted shares.

(8)	Ms. Robinson served as the chairman of the Nominating/Corporate Governance Committee and as a member of the Compensation Committee in 2010. Ms. Robinson did not elect to receive any of her cash compensation in the form of SARs or restricted shares.

2010 DIRECTOR EQUITY AWARDS

Name	Grant Date		Number of Securities Underlying Options (#)(1)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Option Awards ($)(2)	Number of Shares of Stock or Units (#)(3)	Grant Date Fair Value of Stock or Units ($)(2)
William F. Andrews	7/20/2010	(4)	2,457	21.19	28,800

Paul A. Brunner	7/20/2010	(4)	2,457	21.19	28,800

Andrew U. Ferrari (7)	1/4/2010	(5)	1,378	20.24	16,000
	4/1/2010	(5)	1,218	21.40	15,000
	7/1/2010	(5)	461	20.45	5,225

Jay M. Gratz	1/4/2010	(5)	501	20.24	5,813
	7/20/2010	(4)	2,457	21.19	28,800

Frank H. Merlotti	7/20/2010	(4)	2,457	21.19	28,800

Richard E. Posey	1/4/2010	(5)	495	20.24	5,750
	4/1/2010	(5)	406	21.40	5,000
	7/1/2010	(5)	442	20.45	5,000
	7/20/2010	(4)	2,457	21.19	28,800
	10/1/2010	(6)	233	19.53	2,500	128	2,500

Patricia B. Robinson	7/20/2010	(4)	2,457	21.19	28,800

(1)	All grants of SARs vest immediately upon grant and have a term of ten years (provided that the term is extended for one year if the director dies during the tenth year of the SAR term).

(2)

Figures reflect Securities and Exchange Commission rules, whereby long-term incentive compensation must be valued based on the grant date fair value of all awards made during the year as opposed to the accounting expense for all awards that has been used in prior years. Assumptions used in the calculation of these amounts are included in note 11 to Trex Company’s audited financial statements in the 2010 Form 10-K, as filed with the SEC.

(3)	Restricted stock vests one year after grant.

(4)	Reflects annual award of SARs to the Board.

(5)	Effective for grants on or prior to July 20, 2010, reflects an award of SARs received in lieu of a percentage of cash compensation as elected by the director at the beginning of the fiscal year.

(6)	Effective for grants after July 20, 2010, reflects an award of SARs and restricted stock received in lieu of a percentage of cash compensation as elected by the director at the beginning of the fiscal year.

(7)	Mr. Ferrari resigned from the Board effective on May 7, 2010.

COMPENSATION DISCUSSION AND ANALYSIS

This section describes Trex Company’s compensation program for its Chief Executive Officer, or “CEO,” and the Chief Financial Officer, or “CFO” in fiscal year 2010 as well as each of its three mostly highly compensated executive officers employed at the end of fiscal year 2010, all of whom Trex Company refers to collectively as its “named executive officers.” For fiscal 2010, Trex Company’s named executive officers were:

•	Ronald W. Kaplan, Chairman, President and Chief Executive Officer;

•	James E. Cline, Vice President and Chief Financial Officer;

•	F. Timothy Reese, Vice President, Operations;

•	J. Mitchell Cox, Vice President, Sales; and

•	William R. Gupp, Chief Administrative Officer, General Counsel and Secretary.

Executive Summary

This Compensation Discussion and Analysis focuses on the material elements of our executive compensation program in effect for the 2010 fiscal year. It also provides an overview of our executive compensation philosophy and why we believe the program is appropriate for Trex Company and its stockholders. Finally, we discuss the Compensation Committee’s methodology for determining appropriate and competitive levels of compensation for the named executive officers. Details of compensation paid to the named executive officers can be found in the tables below.

Our executive compensation program is intended to align our named executive officers’ interests with those of our stockholders by rewarding performance that meets or exceeds the goals the Compensation Committee establishes with the objective of increasing stockholder value. In line with our pay for performance philosophy, the total compensation received by our named executive officers will vary based on individual and corporate performance measured against annual and long-term performance goals. Our named executive officers’ total compensation is comprised of a mix of base salary, annual incentive compensation and long-term incentive awards.

Compensation Philosophy and Objectives

What person or group is responsible for determining the compensation levels of named executive officers?

The Role of the Committee. The Compensation Committee, pursuant to its charter, reviews and approves the compensation, including base salary, and annual and long term incentive compensation, of Trex Company’s CEO and the other named executive officers, as well as Vice Presidents who report directly to the CEO. Additionally, the Compensation Committee administers Trex Company’s employee benefit programs, including its 2005 Stock Incentive Plan, 1999 Employee Stock Purchase Plan, Bonus Plan and other incentive compensation plans, benefit plans and equity-based plans.

The Role of Consultants. The Compensation Committee has the authority to retain and terminate any third-party compensation consultant and to obtain advice and assistance from internal and external legal, accounting and other advisers. The Compensation Committee has the authority to compensate its outside advisers without obtaining approval of the Board. In accordance with this authority, the Compensation Committee utilized the services of DolmatConnell & Partners, Inc. as the committee’s outside compensation consultant to advise the Compensation Committee on matters related to CEO and other named executive officer compensation. Representatives of DolmatConnell & Partners attended one Compensation Committee meeting at the request of the Compensation Committee in 2010.

The consultant’s assignments are determined by the chairman of the Compensation Committee. At the request of the chairman, the current consultant recommends the peer group of companies and compensation surveys to be used for the competitive analyses, prepares the market analysis of named executive officer compensation, prepares a financial analysis of Trex Company’s performance vis-à-vis the peer group and analyzes the relationship between CEO pay and company performance, constructs market competitive ranges of pay opportunity for base salaries, bonus targets, and long-term incentive awards for named executive officers, and reviews the bonus and long-term incentive plans for linkage to key business objectives and company performance. The consultant advises the Compensation Committee as to the compensation of officers of Trex Company, but does not recommend any specific pay level changes for named executive officers.

The Role of Executives. Trex Company’s CEO and its Chief Administrative Officer, General Counsel and Secretary, or “CAO,” are actively involved in the executive compensation process. Historically, the CEO reviews the performance of each of the named executive officers (other than his own performance) and, within the defined program parameters, recommends to the Compensation Committee base salary increases and bonus and long-term incentive awards for such individuals. He provides the Compensation Committee with both short-term and long-term recommended financial performance goals for Trex Company that are used to link pay with performance. The CEO also provides his views to the Compensation Committee and the consultant with respect to the executive compensation program’s ability to attract, retain and motivate the level of executive talent necessary to achieve Trex Company’s business goals. The CAO works with the CEO to develop the recommended base salary increases, bonus levels and long-term incentive awards, and provides analysis on the ability of the executive compensation program to attract, retain, and motivate Trex Company’s executive team and potential executive hires. The CEO and the CAO attend the meetings of the Compensation Committee, but do not participate in the Compensation Committee’s executive sessions.

What are Trex Company’s executive compensation principles and objectives?

The Compensation Committee believes that the goals of the total compensation program for named executive officers should be designed to attract, motivate, and retain key talent to promote the long-term success of Trex Company, and to balance these objectives with a strong link to stockholder return and other measures of performance that drive total stockholder return.

Trex Company’s overall executive compensation philosophy is that pay should be competitive with the relevant market for executive talent, be performance-based, vary with the attainment of specific objectives, and be closely aligned with the interests of Trex Company’s stockholders. The core principles of Trex Company’s executive compensation program include the following:

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Pay competitively: The Compensation Committee believes in positioning executive compensation at competitive levels necessary to attract and retain exceptional leadership talent. An individual’s performance and importance to Trex Company can result in that individual’s total compensation being higher or lower than Trex Company’s target market position. The Compensation Committee regularly utilizes the assistance of a compensation consultant to provide information on market practices, programs, and compensation levels.

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Pay-for-performance: The Compensation Committee structures executive compensation programs to balance annual and long-term corporate objectives, including specific measures which focus on financial performance, with the goal of fostering stockholder value creation in the short- and long-term.

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Create an ownership culture: The Compensation Committee believes that using compensation to instill an ownership culture effectively aligns the interests of management and the stockholders. To promote this alignment, the Compensation Committee granted equity-based compensation in 2010, including SARs, and time-based restricted shares, or “restricted shares,” to provide incentives for named executive officers to enhance stockholder value.

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Utilize a total compensation perspective: The Compensation Committee considers all of the compensation components—base salary, annual incentives, long-term incentives, and benefits and perquisites—in total.

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Improved financial performance: Since early 2008 when Mr. Kaplan was hired as CEO, Trex Company has been aggressively pursuing strategies intended to improve its financial and operational performance by expanding its product offerings, enhancing its sales channels, improving production performance, including quality, efficiency and capacity, and lowering costs. The Compensation Committee believes in utilizing a compensation program that appropriately rewards executives for the achievement of these objectives.

The CEO and the Compensation Committee regularly review the executive compensation program and philosophy to assess whether the program promotes the objectives of enabling Trex Company to attract and retain exceptionally talented executives and to link total compensation to Trex Company’s ability to meet its annual financial and non-financial goals and, in the longer term, to produce enhanced levels of total stockholder return. Such a review was undertaken in the first quarter of 2008 and the fourth quarter of 2009. Although, following these reviews, no changes were made to our executive compensation philosophy, which the Compensation Committee believes is based on appropriate principles, programmatic changes have been implemented at various times to enhance consistency of the various compensation elements with the program’s philosophy.

How do we determine executive pay?

Benchmarking: The Compensation Committee benchmarks all elements of total direct compensation, which consist of base salary, target annual cash bonus, target total cash compensation, and all forms of long-term incentives to the competitive marketplace. Trex Company benchmarks its named executive officer compensation because the Compensation Committee believes this is the best way to determine whether such compensation is competitive with Trex Company’s labor market for executive talent.

Trex Company compares both its levels of executive compensation and its financial performance, for executive compensation purposes, to a peer group consisting of two sets of companies: a set of companies from the construction and plastic-products industry and a set of companies from the consumer products industry.

The companies that make up Trex Company’s peer group were selected based on six primary criteria:

1.	companies that an outsider, with no knowledge of Trex Company’s internal deliberations on the topic, would agree offer reasonable comparisons for pay and performance purposes (with Trex Company’s primary product competitors, which are either subsidiaries or divisions of much larger public companies or much smaller public companies, being considered inappropriate for comparative purposes);

2.	companies that generally overlap with the labor market for talent, but may not be identical, as Trex Company has hired many executives from consumer products firms to help it build the strong brand identity that Trex Company has developed and seeks to maintain;

3.	companies with revenue and market capitalization approximately one-half to two times Trex Company’s revenue and market capitalization, of which approximately 50% have higher revenue and market capitalization and 50% have lower revenue and market capitalization than Trex Company, with modest exceptions allowed for industry leaders;

4.	companies whose business model, characteristics, growth potential, and human capital intensity are similar, though not necessarily identical, to those of Trex Company;

5.	public companies based in the United States whose compensation and firm financial data are available in proxy statements and Form 10-K filings; and

6.	companies that are large enough to have similar executive positions, to ensure statistical significance.

Based upon these criteria, the peer group of companies selected by the Compensation Committee in February 2009, which we refer to as the “peer group,” consist of the following companies:

American Woodmark Corp.	Polypore International, Inc.
Deltic Timber Corp.	Raven Industries Inc.
Hooker Furniture Corp.	RC2 Corp.
Insteel Industries, Inc.	Smith & Wesson Holding Corp.
Kadant Inc.	Stanley Furniture Co., Inc.
K-Swiss, Inc.	Steinway Musical Instruments Inc.
Landec Corp.	Sturm, Ruger & Co., Inc.
Movado Group Inc.	Volcom, Inc.
National Presto Industries, Inc.	Zoltek Corp.
Park Electrochemical Corp.

In addition to peer group data, executive compensation was benchmarked in 2009 against compensation surveys published by Towers Perrin. Trex Company’s targeted market position is the position at which Trex Company desires to compensate its named executive officers relative to the peer group and executive compensation surveys used in the benchmarking process. To incentivize short-term performance, Trex Company’s targeted market position for base salaries is to approximate the market 50th percentile and for target total cash compensation is to approximate the market 50th percentile. Annual long-term incentive awards are targeted at the 75th percentile of the market. Based on the executive compensation benchmarking completed in February 2009 by DolmatConnell & Partners at the request of the Compensation Committee, and weighting the peer group data at 75% and the Towers Perrin compensation survey data at 25%, the market positioning of Trex Company for its named executive officers was as follows:

Target (2009)
Base salary	50th percentile
Target total cash compensation (salary and targeted bonus)	50th percentile
Long-term incentives	75th percentile

These positions are an average for the executive team, but may vary by individual. In addition, new-hire or promotional awards, as well as retention awards, may be positioned above the targeted market position. We discuss any such material deviations for any particular named executive officer below.

Trex Company’s Compensation Committee seeks to balance providing competitive compensation with avoiding excessive shareholder dilution. As a result, the targeted competitive positioning of Trex Company’s long-term incentive grants may be lower than the stated philosophy from time to time if the Compensation Committee changes targeted award values to adjust for fluctuations in Trex Company’s share price, minimize dilution, or conserve shares available for grant.

As discussed below, the Compensation Committee elected in October 2010 not to undertake an executive compensation benchmarking survey for 2010. However, DolmatConnell did update Trex Company’s list of peer group companies based upon the criteria discussed above. The revised list of peer companies is as follows:

American Woodmark Corp.	Movado Group Inc.
Blount International, Inc.	Park Electrochemical Corp.
Deltic Timber Corp.	Raven Industries Inc.
Drew Industries, Inc.	RC2 Corp.
Hooker Furniture Corp.	Smith & Wesson Holding Corp.
Insteel Industries, Inc.	Steinway Musical Instruments Inc.
Kadant Inc.	Sturm, Ruger & Co., Inc.
K-Swiss, Inc.	Volcom, Inc.
Landec Corp.	Zoltek Corp.

What are the elements of executive compensation (what), why do we use these elements (why), how are the elements’ values determined (how determined), and, if applicable, what are the mechanics of each program (program mechanics)?

Short-Term Compensation Elements

We believe that it is necessary to provide short-term compensation elements, because short-term incentives provide an immediate benefit paid in cash based on the achievement of immediate results, thereby promoting the achievement of short-term goals.

Base Salary

What: Base salary is annual fixed compensation, and is a standard element of compensation, necessary to attract and retain talent. Base salaries are the only non-variable element of Trex Company’s total compensation.

Why: Base salaries reflect each named executive officer’s responsibilities, the impact of each named executive officer’s position, and the contributions each named executive officer delivers to Trex Company.

How Determined: Salaries are determined by competitive levels in the market, based on Trex Company’s peer group and the results of executive compensation surveys, for executives with comparable responsibilities and job scope, as well as Trex Company’s internal equity considerations. Salary increases, if any, are based on individual performance, market conditions and company performance. To gauge market conditions, the Compensation Committee evaluates the peer group and market data compiled by its consultant. Base salaries are set following review of these data upon consideration of the named executive officer’s experience, tenure, performance, and potential.

In December 2009, based in part upon the executive compensation benchmarking completed by DolmatConnell in November 2009 and the target levels for base salary set forth above, the Compensation Committee set the named executive officer’s base salaries for 2010. In October 2010, the Compensation Committee elected not to undertake an executive compensation benchmarking survey for 2010, and in December 2010, approved a 2.5% increase in the 2011 base salaries for the named executive officers other than Mr. Kaplan. For 2009 and 2010, the Compensation Committee, at Mr. Kaplan’s request, did not increase his base salary. In December 2010, the Compensation Committee approved a 3.0% increase in Mr. Kaplan’s base salary for 2011. The base salaries of the named executive officers for 2010 and 2011 are as follows:

Executive Officer	2010 Base Salary	2011 Base Salary
Ronald W. Kaplan Chairman, President and Chief Operating Officer	$500,000	$515,000

James E. Cline Vice President and Chief Financial Officer	$275,000	$282,000

F. Timothy Reese Vice President, Operations	$275,000	$282,000

William R. Gupp Chief Administrative Officer, General Counsel and Secretary	$260,000	$267,000

J. Mitchell Cox, Vice President, Sales	$260,000	$267,000

Annual Incentive Plan Compensation

What: The annual cash bonus plan provides named executive officers with the opportunity to gain financially from the results they help to generate annually. The annual cash bonus plan provides for a cash bonus based on the achievement of annual corporate financial goals.

Why: A performance-based bonus motivates management to enhance the short-term (one fiscal year) financial results in specific targeted areas determined at the beginning of each year.

Program Mechanics: For the named executive officers, Trex Company provides an annual cash bonus based 75% on achievement of a certain earnings per share, or “EPS” target, and 25% on achievement of a certain free cash flow target. Free cash flow is defined as net cash provided by operating activities less expenditures for property, plant and equipment.

The Compensation Committee uses a sliding scale grid to determine both the EPS portion of the annual cash bonus and the free cash flow portion of the annual cash bonus. The minimum threshold for any payment under both the EPS element and the free cash flow element of the annual cash bonus plan for 2010 was 50% of the respective targets, which would result in a payout of 50% of the target payment, and the maximum payment was capped at 200% of the target payment if 200% or more of the target was achieved. Between the minimum threshold and the maximum payout, the amounts in the grids generally change linearly in proportional amounts.

Once calculated, the target awards are expressed as a percentage of the named executive officer’s base salary. Cash bonus targets for 2010 were 100% for the CEO, and 60% to 70% for the other named executive officers, depending on the named executive officer’s grade level. The total award to any single named executive officer was capped at 200% of the named executive officer’s targeted percentage of salary.

Calculations of EPS Target and Payout for 2010. For the 2010 fiscal year, the Compensation Committee set target EPS at $0.33. To illustrate the sliding scale grid, if actual EPS for 2010 was less than $0.16, there would be no payout for EPS; if EPS was $0.16 to $0.18, the payout would be 50% of the target payment for EPS; if EPS was $0.25 to $0.27, the payout would be 75% of the target payment; if EPS was $0.33 to $0.35, the payout would be 100% of the target payment; if EPS was $0.50 to $0.52, the payout would be 150% of the target payment; and if EPS was $0.66 or greater, the payout would be 200% of the target payment.

The Compensation Committee agreed to exclude from the actual EPS calculation for 2010 certain charges and credits to income that were not considered in the establishment of the EPS target for the year. The net effect of the adjustment was to increase the EPS for incentive purposes by $1.24 from reported EPS of ($.66) to $.58. The adjustments were as follows: (a) an increase to the warranty reserve for decking material manufactured at Trex Company’s Nevada plant prior to mid-2006, of $.96, (b) an impairment charge taken on our joint venture for recycling waste polyethylene in Spain, of $.16, and (c) one-half of the charge for minimum purchase penalties Trex Company expects to incur under a supply contract, or $.12. The $0.58 of EPS fell into the grid range of 167% of the target. This 167% was then multiplied by 75%, which is the percent weight given to the EPS target portion of the annual cash bonus, to equal 125.25% for EPS achievement.

Calculations of Free Cash Flow Target and Payout for 2010. For the 2010 fiscal year, the Compensation Committee set target free cash flow at $35 million. To illustrate the sliding scale grid, if actual free cash flow for 2010 was less than $17.5 million, there would be no payout for free cash flow; if free cash flow was $17.5 to $20 million, the payout would be 50% of the target payment for free cash flow; if free cash flow was $27 to $29 million, the payout would be 75% of the target payment; if free cash flow was $35 to $38 million, the payout would be 100% of the target payment; if free cash flow was $52.5 to $56 million, the payout would be 150% of the target payment; and if free cash flow was $70 million or greater, the payout would be 200% of the target payment. The actual free cash flow achieved in 2010 was $9.2 million which resulted in no bonus payout for free cash flow.

Total Cash Bonus Payout Percentage. As a result of the above calculations, the cash bonuses for 2010 to the executive officers were paid at a blended rate of 125.25% of target, which was determined as follows:

EPS achievement	167% x .75% = 125.25%
Free cash flow achievement	0%
Total	125.25%

This blended rate was then multiplied by the cash bonus target for each executive officer, as described above. Actual payouts to each named executive officer, as a percentage of base salary, were as follows:

Executive Officer	2010 Base Salary	Target Bonus (as a % of Base Salary)	Target Bonus	Cash Bonus Payout Percentage	2010 Cash Bonus	% of Base Salary
Ronald W. Kaplan Chairman, President and Chief Operating Officer	$500,000	100%	$500,000	125.25%	$626,250	125.25%

James E. Cline Vice President and Chief Financial Officer	$275,000	70%	$192,500	125.25%	$241,106	87.67%

F. Timothy Reese Vice President, Operations	$275,000	70%	$192,500	125.25%	$241,106	87.67%

William R. Gupp Chief Administrative Officer, General Counsel and Secretary	$260,000	60%	$156,000	125.25%	$195,390	75.15%

J. Mitchell Cox, Vice President, Sales	$260,000	60%	$156,000	125.25%	$195,390	75.15%

Determination of Target Levels. The performance metrics of Trex Company’s planned EPS and free cash flow for the 2010 fiscal year were strongly related to the creation of total stockholder value. Both the EPS and free cash flow targets for 2010 were set at a level that represented reasonable targets given macroeconomic conditions affecting the economy in general, and homebuilding and home remodeling in particular.

Target Levels for 2011 Annual Cash Bonus Plan. In December 2010, the Compensation Committee established the financial targets for 2011. The Committee elected to use pretax income instead of EPS, at the same weighted percentage of 75%, with free cash flow again being weighted at 25%.

The program mechanics for the 2011 Annual Cash Bonus Plan are the same as they were for the 2010 annual cash bonus plan, which is discussed in detail above, except that pretax income has replaced EPS.

Long-Term Compensation Elements

We believe that long-term compensation elements provide appropriate motivational tools to achieve certain long-term company goals. The long-term equity incentive program is designed to align named executive officers’ interests with those of stockholders, motivate the named executive officer team to achieve key financial goals and reward superior performance. The design of the program helps to reduce turnover and to retain the knowledge and skills of Trex Company’s valued employees. In structuring the amount of long-term equity incentive awards, the Compensation Committee seeks to balance such awards and the interests of Trex Company’s stockholders under a policy that moderates the dilutive effects of annual equity-based awards against the need to provide attractive and competitive incentive compensation.

The performance of Trex Company also will significantly affect the value of long-term incentive awards to executives. SARs, one of the components of Trex Company’s long-term incentive compensation, will have value only if Trex Company’s stock price increases above the grant price. The remaining component of Trex Company’s long-term incentive compensation, time-based restricted shares, will be of greater value if Trex Company performs well and its stock price increases.

In 2009, the Compensation Committee approved changes to the long-term equity incentive program to condition the award of restricted shares in 2010 on the attainment of positive EPS for 2009, with the award of SARs not being conditioned upon the attainment of any company performance target. When making this adjustment, the Compensation Committee reassessed the nature of the SARs, and decided that SARs are “performance based” by definition. In other words, when SARs are granted, the strike price is the market price on the date of the grant. If Trex Company does not perform satisfactorily over the period of the SARs, which is 10 years, the SARs will not obtain any value. The Compensation Committee felt that if it conditioned the grant of SARs on the achievement of a certain EPS target, it was effectively making SARs subject to two performance based standards.

The target levels for the 2010 grants were the same as in 2009: 200% of base salary for the CEO and 115% to 135% of base salary for the other named executive officers, depending on the officer’s grade level. In the event Trex Company achieved positive EPS for the 2009 fiscal year, the awards would be equal to 100% of the target level, split evenly between restricted shares and SARs. If Trex Company did not achieve positive EPS for 2009, the awards would be equal to 50% of the target level, and would be entirely comprised of SARs. Because Trex Company did achieve positive EPS for the 2009 fiscal year (with certain adjustments for charges and credits to income that were not considered in the establishment of the EPS target for the year), awards were made at 100% of target, split evenly between restricted shares and SARs.

Actual payouts to each named executive officer of long-term equity awards in February 2010, as a percentage of base salary, were as follows:

Executive Officer	Value of 2010 Long-Term Equity Award	% of 2010 Base Salary
Ronald W. Kaplan Chairman, President and Chief Operating Officer	$1,000,000	200%

James E. Cline Vice President and Chief Financial Officer	$371,250	135%

F. Timothy Reese Vice President, Operations	$371,250	135%

William R. Gupp Chief Administrative Officer, General Counsel and Secretary	$299,000	115%

J. Mitchell Cox, Vice President, Sales	$299,000	115%

The Compensation Committee retains discretion to adjust the target percentage award based upon each named executive officer’s current performance and anticipated future contribution to Trex Company’s results, as well as upon the amount and terms of equity-based awards previously granted to the named executive officer by Trex Company. The Compensation Committee did not make any discretionary adjustments to a named executive’s target percentage award, and has not done so for any of the executive officers in any of the years reflected in the Summary Compensation Table.

This portfolio of long-term equity instruments serves to provide a strong incentive to increase the share price through the SARs, a strong retention focus through time-based restricted shares, and a more moderate dilutive impact than providing only SARs, in that use of full-value vehicles such as restricted shares requires fewer shares to provide equivalent value to the executives.

The Compensation Committee believes that the approach for the 2010 grants of long-term incentive compensation builds upon its pay-for-performance philosophy and incorporates the growing prevalence in the marketplace of an incentive approach that provides a balance between different long-term incentive vehicles. Further, the grant of restricted shares is intended to create greater alignment between the interests of stockholders and management by providing senior management with direct ownership in Trex Company, including the downside risk to the value of the equity, and also serves as a retention incentive. In this way, the restricted shares provide additional and different incentives than the SARs granted to named executive officers.

With respect to long-term equity awards made in February 2011, the program was identical to the program for the 2010 awards, as described above. Because Trex Company did achieve positive EPS for the 2010 fiscal year (with certain adjustments for non-cash charges that were not considered in the establishment of the EPS target for the year, as described in Calculations of EPS Target and Payout for 2010 above), awards were made in February 2011 at 100% of target, split evenly between restricted shares and SARs.

Actual payouts to each named executive officer of long-term equity awards in February 2011, as a percentage of base salary, were as follows:

Executive Officer	Value of 2011 Long-Term Equity Award	% of 2011 Base Salary
Ronald W. Kaplan Chairman, President and Chief Operating Officer	$1,030,000	200%

James E. Cline Vice President and Chief Financial Officer	$380,700	135%

F. Timothy Reese Vice President, Operations	$380,700	135%

William R. Gupp Chief Administrative Officer, General Counsel and Secretary	$307,050	115%

J. Mitchell Cox, Vice President, Sales	$307,050	115%

With respect to long-term equity awards to be made in 2012, the program will be identical to the program for the 2010 and 2011 awards.

The Compensation Committee regularly makes its yearly long-term equity incentive grants to named executive officers at its February meeting, with the grant date being the date of the Compensation Committee meeting at which such equity grants are approved. Trex Company does not time the grant of equity awards in coordination with the release of material non-public information.

Stock Appreciation Rights (SARs)

What: SARs are grants which, upon exercise, give the holder the right to receive the net appreciation in market value of a specified number of shares of our common stock over a base price. Upon exercise, the net appreciation over the base price is settled in an equivalent number of common shares valued on the exercise date. SARs are similar to stock options but are less dilutive because only a net number of shares are issued. With respect to SARs, the grant price is the closing market price of Trex Company’s common stock on the NYSE on the grant date.

Why: SARs motivate executive efforts to achieve results that produce long-term increases (up to 10 years) in common stock market price, because, if the stock price does not increase, the award has no value.

How Determined: The number of SARs issued is based on the approved target dollar amount of SARs to be awarded, divided by the value of one SAR, which is equal to the Black-Scholes value of an equivalent stock option.

Program Mechanics: Trex Company grants SARs at a price equal to the fair market value of Trex Company’s common stock on the date of the grant. The three-year SAR vesting period, in which one-third of the award vests on each anniversary of the grant date until fully vested, encourages named executive officers to work with a long-term view of Trex Company’s performance and reinforces their long-term affiliation with Trex Company. Named executive officers also receive value in the SAR grants only when the share price increases above the grant price, which strengthens their alignment with stockholder interests. The Summary Compensation Table below includes the SAR grants to the named executive officers approved by the Compensation Committee in 2010.

Restricted Shares

What: Restricted shares are Trex Company common stock that cannot be sold or transferred during the vesting period. The restricted shares each have a three-year vesting period, vesting one-third each year.

Why: Restricted shares facilitate retention by providing guaranteed in-the-money value if the named executive officer remains with Trex Company over the vesting period. In addition, time-vested restricted stock provides immediate alignment with stockholders through current stock ownership. The value of current stock ownership may rise or fall and therefore can be more effective and provide a more immediate retention tool than the possibility of long-term future rewards.

How Determined: The number of restricted shares issued is based on the approved target dollar amount of restricted stock to be awarded, divided by the fair market value of Trex Company’s common stock on the date of the grant.

Program Mechanics: The Summary Compensation Table below includes the restricted share grants to the named executive officers approved by the Compensation Committee in 2010.

Exceptions to Long-Term Incentive Grants

Nearly all of the long-term incentive grants are determined and granted by the Compensation Committee at its February meeting. However, certain exceptions to this policy exist, with respect to the new hire of an executive officer, with the grant date being the hiring date, and with respect to extraordinary retention awards of restricted shares. No such awards were made to the named executive officers in 2010.

Perquisites

What: Trex Company maintains a limited number of benefit programs available to its named executive officers. The perquisites and benefits offered to the named executive officers in 2010 include a monthly company car allowance, country club membership for the CEO, and the value of Trex product installed at the home of the CEO (such deck being utilized by Trex Company for advertising and marketing, and to host investor, Board of Director and other Company events).

Why: The Compensation Committee believes that the benefits Trex Company and the named executive officers derive from these benefits more than offset their costs to Trex Company. The personal benefits are considered to constitute a part of Trex Company’s overall program and are presented in this light as part of the total compensation package approved by the Compensation Committee at the time of an executive officer’s hiring or promotion, as part of the Compensation Committee’s review of each named executive officer’s annual total compensation, and in compensation discussions with named executive officers.

How Determined: The Compensation Committee oversees the design, implementation and administration of all Trex Company benefit programs. The amounts relating to these perquisites are disclosed in the footnotes to the Summary Compensation Table below. The Compensation Committee, with the assistance of its consultant, periodically reviews the cost and prevalence of these programs to ensure they are in line with competitive practices and are warranted based upon business needs and the contributions of the named executive officers.

Program Mechanics: The monthly company car allowance is $1,000 for the CEO and $750 for the other named executive officers. The country club membership for the CEO included payment of an annual membership at a local country club in order to promote good community and business relationships. The Trex product installed at the home of CEO was provided by Trex Company because such deck is utilized by Trex Company for advertising and marketing, and to host investor, Board of Director and other Company events. Additional information about these perquisites can be found in the All Other Compensation Table below.

Does Trex Company have Severance or Change-in-Control Agreements with its named executive officers?

Trex Company entered into change-in-control agreements with the named executive officers to provide certain payments to the officers upon a termination following a change in control, which we refer to as a “double trigger.” Change-in-control agreements are designed to protect executives in the event of a change in control, and provide security for executives against sudden or arbitrary termination in connection with a change in control. The agreements promote retention of high-performing individuals and also assist in recruiting and retaining key employees by providing competitive arrangements. The provisions of each severance agreement were determined by analysis of peer group and market trends and practices and are set at competitive levels with industry practice.

For a discussion of these arrangements, including the estimated quantification of these amounts, see the Elements of Post Termination Compensation discussion following this Compensation Discussion and Analysis.

How do our decisions regarding each element affect decisions regarding the other elements?

The Compensation Committee considers total cash and equity compensation when setting the compensation of executive officers. In doing so, the Compensation Committee considers the retention value of the long-term equity currently held by the executive. Based on this review, the Compensation Committee may decide to adjust one or more elements of an executive’s total compensation. The Compensation Committee aims to provide competitive total direct compensation and assesses an executive’s total compensation package when looking at the executive’s competitive standing relative to the market. Additionally, the Compensation Committee seeks to provide a competitive compensation mix, with discretion depending on factors deemed relevant to the Compensation Committee, such as individual performance, internal equity, and historical pay practices. Certain compensation decisions may specifically affect other elements of compensation. For example, because potential cash bonus and long term incentive payouts are based on the executive’s base salary, increases in base salary also increase the amount of such payouts.

What are the tax and accounting considerations that factor into decisions regarding executive compensation?

We consider tax and accounting implications in determining our compensation programs.

Policy on Deductibility of Named Executive Officer Compensation. In evaluating compensation program alternatives, the Compensation Committee considers the potential impact on Trex Company of Section 162(m) of the Internal Revenue Code. Section 162(m) eliminates the deductibility of compensation over $1 million paid to the CEO and three other most highly-compensated named executive officers (other than the CFO), excluding “performance-based compensation.” Compensation programs generally will qualify as performance-based if compensation is based on pre-established objective performance targets, the programs’ material features have been approved by stockholders, and there is no discretion to increase payments after the performance targets have been established for the performance period.

To the extent a named executive officer would otherwise earn over $1 million in compensation in any calendar year, the Compensation Committee will endeavor to maximize deductibility of compensation under Section 162(m) of the Internal Revenue Code to the extent practicable while maintaining a competitive, performance-based compensation program. However, tax consequences, including, but not limited to, tax deductibility, are subject to many factors (such as changes in the tax laws and regulations or interpretations thereof and the timing and nature of various decisions by officers regarding stock options) that are beyond the control of either the Compensation Committee or Trex Company. In addition, the Compensation Committee believes that it is important for it to retain maximum flexibility in designing compensation programs that meet its stated objectives and fit within the Compensation Committee’s guiding principles. Finally, based on the amount of deductions Trex Company can take each year, the actual impact of the loss of deduction for compensation paid to the CEO and the other three most highly compensated executives over the $1 million limitation may be small and have a de minimis impact on Trex Company’s overall tax position. For all of the foregoing reasons, the Compensation Committee, while considering tax deductibility as one of its factors in determining compensation, will not limit compensation to those levels or types of compensation that will be deductible. The Compensation Committee will consider alternative forms of compensation, consistent with its compensation goals that preserve deductibility.

Internal Revenue Code Section 409A. The Compensation Committee has reviewed all of Trex Company’s compensation plans and programs to ensure that they are compliant with Section 409A of the Internal Revenue Code and the relevant Treasury Resolutions, and has determined that they are compliant.

Impact of SFAS 123R. SFAS 123R is one factor that Trex Company considers in the design of its long-term equity incentive programs, with the others being the link to the performance that each vehicle provides, the degree of upside leverage and downside risk inherent in each vehicle, the impact on dilution and overhang that the vehicles have, and the role that each vehicle has in the attraction, retention, and motivation of our executive and key employee talent. Trex Company monitors its SFAS 123R expense to ensure that it is reasonable, but expense will not be the most important factor in making decisions about our long-term incentive plans.

REPORT OF THE COMPENSATION COMMITTEE OF THE

BOARD OF DIRECTORS OF TREX COMPANY INC.

The Compensation Committee of the Trex Company, Inc. Board of Directors has reviewed and discussed with Trex Company’s management the Compensation Discussion and Analysis above, and recommended to the Board that the Compensation Discussion and Analysis be included in Trex Company’s 2011 proxy statement and incorporated by reference in Trex Company’s Annual Report on Form 10-K for the year ended December 31, 2010, for filing with the Securities and Exchange Commission.

Respectfully submitted,

THE COMPENSATION COMMITTEE

William F. Andrews, Chairman

Jay M. Gratz

Frank H. Merlotti, Jr.

Patricia B. Robinson

The following tables, narrative and footnotes discuss the compensation of our Chief Executive Officer, Chief Financial Officer, and our three other most highly compensated executive officers, during 2010. These individuals were the only executive officers of Trex Company during 2010 for whom this information is required under SEC rules.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	SAR Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All other compensation ($)(3)	Total ($)
Ronald W. Kaplan (4) President and Chief Executive Officer	2010 2009 2008	500,000 500,000 500,000	— — 200,000	500,000 500,000 800,000	500,000 500,000 1,200,000	626,250 718,750 800,000	— — —	74,372 39,778 236,527	2,200,622 2,258,528 3,736,527

James E. Cline (5) Vice President and Chief Financial Officer	2010 2009 2008	275,000 260,000 201,923	— — —	185,625 168,750 168,750	185,625 168,750 337,500	241,106 251,562 250,000	— — —	29,389 22,955 149,438	916,745 872,017 1,107,611

F. Timothy Reese (6) Vice President, Operations	2010 2009 2008	275,000 260,000 209,711	— — 50,000	185,625 168,750 151,875	185,625 168,750 281,250	241,106 251,562 270,000	— — —	23,965 23,380 182,210	911,321 872,442 1,145,046

William R. Gupp (7) Chief Administrative Officer, General Counsel and Secretary	2010 2009 2008	260,000 225,000 225,000	— — —	149,500 129,375 207,135	149,500 129,375 129,375	195,390 194,063 247,500	— — —	36,833 9,631 31,298	791,223 687,444 840,308

J. Mitchell Cox (8) Vice President, Sales	2010 2009	260,000 250,000	— —	149,500 143,750	149,500 143,750	195,390 215,625	— — —	31,000 18,703	785,390 771,828

(1)	Figures in all years reflect Securities and Exchange Commission rules, whereby long-term incentive compensation must be valued based on the grant date fair value of all awards made during the year as opposed to the accounting expense for all awards that has been used in prior years. Assumptions used in the calculation of these amounts are included in note 11 to Trex Company’s audited financial statements in the 2010 Form 10-K, as filed with the SEC.

(2)	See “Compensation Discussion and Analysis” and the Grants of Plan-Based Awards Table below for additional information on these awards.

(3)	See the All Other Compensation table below for additional information on these amounts for 2010.

(4)	The $200,000 bonus reflects Mr. Kaplan’s sign-on bonus awarded in conjunction with the beginning of his employment in January 2008. In addition to the signing bonus, Mr. Kaplan was granted SARs with a value of $700,000 and restricted stock with a value of $300,000.

(5)	Mr. Cline became Trex Company’s Vice President and Chief Financial Officer effective on March 18, 2008. Mr. Cline was granted SARs valued at $168,750 as a hiring bonus.

(6)	Mr. Reese became Trex Company’s Vice President, Operations effective on February 5, 2008. The $50,000 bonus reflects Mr. Reese’s sign-on bonus awarded in conjunction with the beginning of his employment. In addition to the signing bonus, Mr. Reese was granted SARs valued at $129,375.

(7)	Mr. Gupp was granted restricted shares with a value of $78,000 on January 8, 2008 as a retention bonus.

(8)	Mr. Cox became a named executive officer of Trex Company in 2009. Therefore, fiscal year 2009 is the first year that summary compensation data is reportable hereunder.

ALL OTHER COMPENSATION TABLE

	401(k) Matching Contribution ($)(1)	Club Membership ($)(2)	Company Product ($)(3)	Car Allowance ($)(4)	Total Other Compensation ($)
Ronald W. Kaplan	14,516	6,203	41,653	12,000	74,372
James E. Cline	20,389	—	—	9,000	29,389
F. Timothy Reese	14,965	—	—	9,000	23,965
William R. Gupp	27,833	—	—	9,000	36,833
J. Mitchell Cox	22,000	—	—	9,000	31,000

(1)	Represents company matching contributions to Trex Company’s 401(k) plan. Trex Company matches up to 6% of an employee’s annual salary, not to exceed the limitations imposed under the rules of the Internal Revenue Service.

(2)	Represents the cost of annual country club dues for Mr. Kaplan.

(3)

Represents the value of Trex Transcend® product installed at Mr. Kaplan’s home (materials and labor). Mr. Kaplan’s deck is utilized by Trex Company for advertising and marketing, and to host investor, board of director and other Company events.

(4)	Represents the cost of company automobile allowance for Messrs. Kaplan, Cline, Reese, Gupp and Cox.

GRANTS OF PLAN-BASED AWARDS

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	All Other Awards; Number of Underlying SARS (#)(2)	Exercise or Base Price of SAR Awards ($/Sh)	Grant Date Fair Value of Stock and SAR Awards ($)(3)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)
Ronald W. Kaplan		62,500	500,000	1,000,000	—	—	—
	2/17/2010								49,900	17.41	500,000
	2/17/2010							28,719			500,000
James E. Cline		24,063	192,500	385,000	—	—	—
	2/17/2010								18,525	17.41	185,625
	2/17/2010							10,662			185,625
F. Timothy Reese		24,063	192,500	385,000	—	—	—
	2/17/2010								18,525	17.41	185,625
	2/17/2010							10,662			185,625
William R. Gupp		19,500	156,000	312,000	—	—	—
	2/17/2010								14,920	17.41	149,500
	2/17/2010							8,587			149,500
J. Mitchell Cox		19,500	156,000	312,000	—	—	—
	2/17/2010								14,920	17.41	149,500
	2/17/2010							8,587			149,500

(1)	Represents threshold, target and maximum payout levels under the annual non-equity incentive plan (annual cash bonus plan) for 2010 performance. Additional information regarding the design of the annual cash bonus plan, including a description of the performance-based conditions applicable to 2010 awards, is included in the Compensation Discussion and Analysis section of this proxy statement.

(2)	Grants vest ratably over three years. SARs and restricted shares vest 100% at retirement.

(3)	Represents the grant date fair value of the award determined in accordance with SFAS 123R, assuming no forfeitures. Assumptions used in the calculation of these amounts are included in note 11 to Trex Company’s audited financial statements in the 2010 Form 10-K.

OUTSTANDING EQUITY AWARDS AT FISCAL-YEAR END

	Option/SAR Awards						Stock Awards
Name and Grant Date	Number of Securities Underlying Unexercised Options / SARs Exercisable (#)	Number of Securities Underlying Unexercised Options/ SARS Unexercisable (#)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options / SARs (#)	Option / SAR Exercise Price ($)	Option / SAR Expiration Date (1)	Number of Shares of Stock Not Vested (#)		Market Value of Shares of Stock Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
Ronald W. Kaplan
1/7/2008	122,485	61,242	(3)	—	8.80	1/7/2018	—		—	—	—
5/7/2008	85,912	42,954	(3)	—	9.14	5/7/2018	—		—	—	—
2/18/2009	24,950	49,900	(3)	—	13.44	2/18/2019	—		—	—	—
2/17/2010	—	49,900	(3)		17.41	2/17/2020	—		—	—	—
1/7/2008	—	—		—	—	—	11,363	(3)	272,257	—	—
5/7/2008	—	—		—	—	—	18,235	(3)	436,911	—	—
2/18/2009	—	—		—	—	—	24,801	(3)	594,232	—	—
2/17/2010	—	—		—	—	—	28,719	(3)	688,107	—	—

James E. Cline
3/3/2008	34,510	17,254	(3)	—	7.52	3/3/2018	—		—	—	—
5/7/2008	28,996	14,496	(3)	—	9.14	5/7/2018	—		—	—	—
2/18/2009	8,421	16,841	(3)	—	13.44	2/18/2019	—		—	—	—
2/17/2010	—	18,525	(3)	—	17.41	2/17/2020	—		—	—	—
5/7/2008	—	—		—	—	—	6,153	(3)	147,426	—	—
2/18/2009	—	—		—	—	—	8,370	(3)	200,545	—	—
2/17/2010	—	—		—	—	—	10,662	(3)	255,462	—	—

F. Timothy Reese	—
2/5/2008	24,296	12,148	(3)	—	8.20	2/5/2018	—		—	—	—
5/7/2008	26,096	13,047	(3)	—	9.14	5/7/2018	—		—	—	—
2/18/2009	8,421	16,841	(3)	—	13.44	2/18/2019	—		—	—	—
2/17/2010	—	18,525	(3)	—	17.41	2/17/2020	—		—	—	—
5/7/2008	—	—		—	—	—	5,539	(3)	132,714	—	—
2/18/2009	—	—		—	—	—	8,370	(3)	200,545	—	—
2/17/2010	—	—		—	—	—	10,662	(3)	255,462	—	—

William R. Gupp
5/21/2001	16,000	—		—	28.90	5/21/2011	—		—	—	—
2/21/2002	3,953	—		—	20.00	2/21/2012	—		—	—	—
2/21/2002	8,559	—		—	20.00	2/21/2012	—		—	—	—
2/25/2003	2,896	—		—	35.95	2/25/2013	—		—	—	—
2/19/2004	4,475	—		—	38.51	2/19/2014	—		—	—	—
3/9/2005	1,466	—		—	46.71	3/9/2015	—		—	—	—
3/9/2005	2,000	—		—	46.71	3/9/2015	—		—	—	—
2/8/2006	9,000	—		—	24.17	2/8/2016	—		—	—	—
2/21/2007	6,916	—		—	25.37	2/21/2017	—		—	—	—
5/7/2008	17,229	11,115	(3)	—	9.14	5/7/2018	—		—	—	—
2/18/2009	6,456	12,912	(3)	—	13.44	2/18/2019	—		—	—	—
2/17/2010	—	14,920	(3)	—	17.41	2/17/2020	—		—	—	—
1/8/2008	—	—		—	—	—	3,332	(3)	79,835	—	—
5/7/2008	—	—		—	—	—	4,717	(3)	113,019	—	—
2/18/2009	—	—		—	—	—	6,417	(3)	153,751	—	—
2/17/2010	—	—		—	—	—	8,587	(3)	205,745	—	—

J. Mitchell Cox
2/8/2006	9,700	—		—	24.17	2/8/2016	—		—	—	—
2/21/2007	10,238	—		—	25.37	2/21/2017	—		—	—	—
5/7/2008	24,700	12,349	(3)	—	9.14	5/7/2018	—		—	—	—
2/18/2009	7,173	14,346	(3)	—	13.44	2/18/2019	—		—	—	—
2/17/2010	—	14,920	(3)	—	17.41	2/17/2020	—		—	—	—
1/6/2006	—	—		—	—	—	6,667	(4)	159,741	—	—
1/8/2008	—	—		—	—	—	13,332	(3)	319,435	—	—
5/7/2008	—	—		—	—	—	5,242	(3)	125,598	—	—
2/18/2009	—	—		—	—	—	7,130	(3)	170,835	—	—
2/17/2010	—	—		—	—	—	8,587	(3)	205,745	—	—

(1)	The term of each SAR / stock option is ten years. (With respect to grants under the 2005 Stock Incentive Plan, the term is extended by one year if the grantee dies in the tenth year of the term.)

(2)	The value is calculated based on the $23.96 closing price of Trex Company’s common stock on the NYSE on December 31, 2010, the last market trading day of the year, times the number of shares that are unvested.

(3)	Vests in three equal annual installments beginning on the first anniversary of grant date.

(4)	Vests in three equal installments every other year beginning on the first anniversary of grant date.

2010 OPTION / SAR EXERCISES AND STOCK VESTED

	Option/SAR Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Ronald W. Kaplan (3)	—	—	42,000	838,640
James E. Cline (4)	—	—	10,341	208,087
F. Timothy Reese (5)	—	—	9,725	194,676
William R. Gupp (6)	5,000	69,950	17,359	343,084
J. Mitchell Cox (7)	—	—	28,833	568,235

(1)	The value is calculated based upon the number of SARs exercised times the difference between the strike price and the market price on the date of vesting.

(2)	The value is calculated based on the closing price of Trex Company common stock on the date of vesting (as set forth above), times the number of vested shares.

(3)	The amount shown for “Stock Awards” reflects 11,364 restricted shares that vested on January 7, 2010 at a price of $19.55, 12,401 restricted shares that vested on February 18, 2010 at a price of $17.70, and 18,235 restricted shares that vested on May 7, 2010 at a price of $21.77.

(4)	The amount shown for “Stock Awards” reflects 4,186 restricted shares that vested on February 18, 2010 at a price of $17.70, and 6,155 restricted shares that vested on May 7, 2010 at a price of $21.77.

(5)	The amount shown for “Stock Awards” reflects 4,186 restricted shares that vested on February 18, 2010 at a price of $17.70, and 5,539 restricted shares that vested on May 7, 2010 at a price of $21.77.

(6)	The amount shown for “Option/SAR Awards” reflects 5,000 SARS exercised on May 10, 2010 at a strike price of $9.14 and a market price of $23.13. The amount shown for “Stock Awards” reflects 8,433 restricted shares that vested on January 8, 2010 at a price of $19.67, 3,209 restricted shares that vested on February 18, 2010 at a price of $17.70, 998 restricted shares that vested on February 21, 2010 at a price of $17.71, and 4,719 restricted shares that vested on May 7, 2010 at a price of $21.77.

(7)	The amount shown for “Stock Awards” reflects 18,547 restricted shares that vested on January 8, 2010 at a price of $19.67, 3,566 restricted shares that vested on February 18, 2010 at a price of $17.70, 1,477 restricted shares that vested on February 21, 2010 at a price of $17.71, and 5,243 restricted shares that vested on May 7, 2010 at a price of $21.77.

Equity Compensation Plan Information

The following table sets forth the following information as of December 31, 2010 for (1) all equity compensation plans previously approved by Trex Company’s stockholders and (2) all equity compensation plans not previously approved by Trex Company’s stockholders:

•	the number of securities to be issued upon the exercise of outstanding options, SARs, warrants and rights;

•	the weighted average exercise price of such outstanding options, SARs, warrants and rights; and

•	other than securities to be issued upon the exercise of such outstanding options, SARs, warrants and rights, the number of securities remaining available for future issuance under the plans.

	Number of securities to be issued upon exercise for outstanding options, SARs, warrants and rights (a)		Weighted average exercise price of outstanding options, SARs, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders (1)	1,468,941	(2)	$16.65	1,032,019
Equity compensation plans not approved by security holders
Total	1,468,941	(2)	$16.65	1,032,019

(1)	Consists of the Trex Company, Inc. 2005 Stock Incentive Plan (the “2005 Stock Incentive Plan”), the Trex Company, Inc. Amended and Restated 1999 Incentive Plan for Outside Directors (the “Outside Directors Plan”) and Trex Company’s 1999 Employee Stock Purchase Plan.

(2)	Excludes 244,436 shares of restricted stock outstanding under the 2005 Stock Incentive Plan as of December 31, 2010.

(3)	Represents 905,390 shares remaining available for future issuance under the 2005 Stock Incentive Plan and 126,629 shares remaining available for future issuance under the 1999 Employee Stock Purchase Plan. Shares of common stock issuable under the Outside Director Plan are issued pursuant to the 2005 Stock Incentive Plan.

Elements of Post Termination Compensation

In light of competitive market practices, based on the findings in a study completed by the Compensation Committee’s independent consultant, the Compensation Committee has approved change-in-control severance agreements for the CEO and the other named executive officers. The agreements are intended to help retain these named executive officers, maintain a stable work environment and provide economic security to certain key employees in the event of termination of their employment in connection with a change in control.

Pursuant to these agreements, if, within the period beginning 90 days before and ending two years after a “change in control” of Trex Company, the employment of the executive, which we refer to as a “covered executive,” is terminated by Trex Company (other than a termination for cause or by reason of death or disability) or if the covered executive terminates his employment for “good reason”, the covered executive will receive severance benefits. For this purpose, “good reason” includes events specified in the agreement, including a material and adverse change in the covered executive’s status or position with Trex Company, a 10% or greater reduction in the covered executive’s base salary and targeted bonus other than as part of general reduction in executive compensation, the failure by Trex Company or any successor to continue in effect any employee benefit plan in which the covered executive is participating other than as a result of normal expiration of such plan in accordance with its terms, and the relocation of the covered executive’s office more than 50 miles from the current office and further than his then-current residence. Upon such termination, the covered executive will receive:

•

a lump-sum cash payment equal to the sum of (1) the covered executive’s accrued base salary and accrued vacation pay, plus (2) if not previously paid, the covered executive’s annual cash bonus earned for the preceding fiscal year, plus (3) the covered executive’s targeted cash bonus for the year in which the severance occurs, pro-rated based upon the number of days he was employed during such year;

•

a lump sum severance payment of 2.99 times for the CEO and 1.5 times for the other named executive officers (1) the covered executive’s annual base salary (in effect immediately prior to the change in control or termination, whichever is greater) and (2) the greater of (a) the covered executive’s target annual cash bonus (for the year in which the change in control occurs or the year of the termination, whichever is greater) or (b) the covered executive’s actual annual cash bonus for the last fiscal year immediately prior to termination of employment;

•

continuation of group health and dental insurance, and group life insurance, on the same terms and conditions as though the covered executive had remained an active employee, for the longer of 18 months or until coverage is obtained from a new employer; and

•

accelerated vesting of all outstanding long-term incentive awards, including, but not limited to, stock options, stock appreciation rights, restricted shares, and performance shares (at the targeted payment level).

Notwithstanding the foregoing, each agreement includes a provision that reduces severance payments should these payments cause the employee to become subject to the excise taxes under Section 4999 or 280G of the Internal Revenue Code.

A change in control is generally defined as (1) the acquisition by any person or entity of 35% of Trex Company’s outstanding stock, (2) a merger where the stockholders of Trex Company immediately prior to the merger would not own at least 50% of the outstanding stock of Trex Company after such merger, (3) a sale of all or substantially all of the assets of Trex Company, or (4) during any two-year period, the directors in office at the beginning of such period ceasing to be a majority of the board, unless the nomination of each new director during such period was approved by at least two-thirds of the directors in office at the beginning of such period.

Mr. Kaplan’s employment agreement, dated January 1, 2008, provides for the payment of severance benefits to Mr. Kaplan if Trex Company terminates his employment without “cause” or if Mr. Kaplan resigns for “good reason.” For this purpose, “good reason” includes events specified in the agreement, including a material and adverse change in Mr. Kaplan’s status or position with Trex Company, a 10% or greater reduction in Mr. Kaplan’s base salary and targeted bonus other than as part of general reduction in executive compensation, the failure by Trex Company to continue in effect any employee benefit plan in which Mr. Kaplan is participating other than as a result of normal expiration of such plan in accordance with its terms, and the relocation of Mr. Kaplan’s office more than 50 miles from his current office and further than his then-current residence. Upon such a termination, Mr. Kaplan will be entitled to receive the following:

•

a lump-sum cash payment equal to the sum of (1) Mr. Kaplan’s accrued base salary and accrued vacation pay plus (2) if not previously paid, Mr. Kaplan’s annual cash bonus earned for the preceding fiscal year;

•

a lump-sum cash payment equal to 2 times the sum of (1) Mr. Kaplan’s base salary then in effect plus (2) an amount equal to the greater of (a) Mr. Kaplan’s targeted cash bonus for the year in which his employment terminates or (b) his actual cash bonus earned for the preceding year;

•

continued health, dental, and life insurance benefits for up to 24 months; and accelerated vesting of the SARs and restricted stock granted to Mr. Kaplan upon hire pursuant to his employment agreement.

If Mr. Kaplan’s employment is terminated during a change-in-control protection period under his change-in-control severance agreement, described above, Mr. Kaplan will be entitled to receive the severance payments specified under that agreement instead of the foregoing payments under his employment agreement.

Mr. Kaplan is not entitled to any additional severance payments or benefits under his employment agreement if his employment is terminated by Trex Company for cause or if it terminates due to his death or disability.

Mr. Kaplan’s employment agreement has a term of 5 years, ending on December 31, 2012, provided that such term is automatically extended for additional successive 1-year periods unless either Mr. Kaplan or Trex Company gives the other party written notice of such party’s intention not to renew the agreement.

The table below reflects the amount of compensation payable to the CEO and each of Trex Company’s other named executive officers in the event of termination of such officer’s employment (including termination by death or disability) and/or a change in control. The amounts shown assume that such termination and/or change in control was effective as of December 31, 2010 and thus includes amounts earned through such date. These figures are estimates of the amounts which would be paid to the officers upon their termination and/or a change-in-control. The actual amounts to be paid can only be determined at the time of such event.

CHANGE IN CONTROL AND SEVERANCE COMPENSATION AS OF DECEMBER 31, 2010

Name	Termination by reason of:	Cash ($)	Benefit Continuation ($)(1)	Intrinsic Value of Equity Awards as of 12/31/10 ($)(2)	Outplacement Services ($)(3)	Benefit Reduction ($)(4)	Total Benefit ($)
Ronald W. Kaplan	Cause or Voluntary	—	—	—	—	—	—
	Death or Disability (5)	—	—	4,408,307	—	—	4,408,307
	Involuntary Termination (6)	2,437,500	24,743	1,200,686	—	—	3,662,929
	Change in control (7)	—	—	4,408,307	—	—	4,408,307
	Termination after change in control (8)	4,144,063	18,557	4,408,307	20,000	-170,318	8,420,609

James E. Cline	For Cause or Voluntary	—	—	—	—	—	—
	Death or Disability (5)	—	—	1,400,425	—	—	1,400,425
	Involuntary Termination	—	—	—	—	—	—
	Change in control (7)	—	—	1,400,425	—	—	1,400,425
	Termination after change in control (8)	982,343	14,538	1,400,425	20,000	—	2,417,306

F. Timothy Reese	For Cause or Voluntary	—	—	—	—	—	—
	Death or Disability (5)	—	—	1,272,051	—	—	1,272,051
	Involuntary Termination	—	—	—	—	—	—
	Change in control (7)	—	—	1,272,051	—	—	1,272,051
	Termination after change in control (8)	982,343	14,538	1,272,051	20,000	—	2,288,932

William R. Gupp	For Cause or Voluntary	—	—	—	—	—	—
	Death or Disability (5)	—	—	950,635	—	—	950,635
	Involuntary Termination	—	—	—	—	—	—
	Change in control (7)	—	—	950,635	—	—	950,635
	Termination after change in control (8)	837,095	14,451	950,635	20,000	—	1,822,181

J. Mitchell Cox	For Cause or Voluntary	—	—	—	—	—	—
	Death or Disability (5)	—	—	1,253,247	—	—	1,253,247
	Involuntary Termination	—	—	—	—	—	—
	Change in control (7)	—	—	1,253,247	—	—	1,253,247
	Termination after change in control (8)	869,438	14,538	1,253,247	20,000	—	2,157,2723

(1)	Reflects cost of group health and dental insurance and group life insurance.

(2)	All stock options, SARs and restricted shares vest upon termination of employment in conjunction with a change-in-control, or with respect to Mr. Kaplan, an involuntary termination as described in footnote 6. This value is calculated as the intrinsic value of all unvested equity awards held as of December 31, 2010 that would have vested upon a termination in conjunction with a change-in-control, or with respect to Mr. Kaplan, an involuntary termination as described in footnote 6.

(3)	Reflects estimated outplacement services entitled to the Named Executive Officers by their change-in-control severance agreements.

(4)	To the extent that a Named Executive Officer’s change-in-control severance benefits would cause him to become subject to the excise tax imposed by Section 4999 of the Code, this value reflects the reduction of his severance benefits to the extent necessary to avoid the application of this tax, as stated in his change-in-control severance agreement. The executive has the option to elect which component(s) of the severance payment are reduced.

(5)	The 2005 Stock Incentive Plan, and individual restricted stock agreements and SAR agreements provide that all unvested restricted shares and unvested SARs immediately vest upon the death or disability of the executive.

(6)	Mr. Kaplan’s employment agreement provides for the accelerated vesting of the SARs and restricted shares granted to him at hire, and the payment of certain severance benefits, upon termination by Trex Company without cause or a termination by the executive for good reason, as defined in his employment agreement.

(7)	The 2005 Stock Incentive Plan provides that upon certain corporate reorganizations, mergers, sale of assets or a change in control, all unvested restricted shares and unvested SARs immediately vest unless provision is made for the continuation of such grants or substitution with similar grants. For purposes of the above table, we have assumed that the awards immediately vest. Upon such event, such awards would vest whether the executive’s employment is terminated or not.

(8)	This represents benefits and payments under the change of control severance agreements discussed above.

Trex Company’s Compensation Policies and Practices as They Relate to Risk

Trex Company does not believe that its compensation policies and practices create risks that are reasonably likely to have a material adverse effect on Trex Company. The annual cash bonus plan described in the Compensation Discussion and Analysis is based upon achievement of short-term financial targets, and potential bonus opportunities are tempered so as not to place a disproportionate incentive on short-term financial results. Although this does motivate management to enhance short-term financial results, the long term incentive plan provides appropriate motivation to achieve long-term financial results as well, given that the value of the long term incentive compensation is based upon the value of Trex Company stock and constitutes a significant portion of each executive’s total compensation package. Trex Company has constructed the determinant performance factors in short- and long-term performance plans such that they balance focus on performance metrics with strong links to shareholder value creation and overall company performance, which we believe avoids any potential risks that may result from an imbalance in performance metrics.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS OF TREX COMPANY, INC.

During the fiscal year ended December 31, 2010, the Audit Committee reviewed with Trex Company’s financial managers, the internal auditors and Ernst & Young LLP (“Ernst & Young”), Trex Company’s independent registered public accounting firm, the scope of the annual audit and audit plans, the results of internal and external audit examinations, the evaluation of Trex Company’s system of internal control, the quality of Trex Company’s financial reporting, and Trex Company’s process for legal and regulatory compliance. The Audit Committee also monitored the progress and results of the testing of internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act of 2002.

Management is responsible for Trex Company’s system of internal control, the financial statements and the financial reporting process, and the assessment of the effectiveness of internal control over financial reporting. Ernst & Young is responsible for performing an integrated audit and issuing reports on the following: (1) Trex Company’s consolidated financial statements and (2) Trex Company’s internal control over financial reporting. As provided in its charter, the Audit Committee’s responsibilities include monitoring and overseeing these processes. The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2010 with management.

Consistent with this oversight responsibility, Ernst & Young reports directly to the Audit Committee. The Audit Committee appointed Ernst & Young as Trex Company’s independent registered public accounting firm and approved the firm’s compensation.

The Audit Committee discussed with Ernst & Young the matters required to be discussed by the New York Stock Exchange, the Securities and Exchange Commission, the Public Company Accounting Oversight Board, and the American Institute of Certified Public Accountants’ Statement on Auditing Matters No. 61, Communication with Audit Committee, as amended, as adopted by the Public Company Accounting Oversight Board. In addition, the Audit Committee has received from Ernst & Young the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountants’ communications with the Audit Committee concerning independence, and discussed with Ernst & Young the firm’s independence from Trex Company and its management.

In reliance on the review and discussions referred to above, the Audit Committee recommended to the Board, and the Board has approved, the inclusion of the audited financial statements in Trex Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010, for filing with the Securities and Exchange Commission.

Respectfully submitted,

THE AUDIT COMMITTEE

Paul A. Brunner, Chairman

Jay M. Gratz

Frank H. Merlotti, Jr.

Richard E. Posey

ADVISORY VOTE ON EXECUTIVE COMPENSATION

(Proposal 2)

The recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, enables our stockholders to vote to approve, on an advisory (nonbinding) basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the SEC’s rules.

As described in detail under the heading “Compensation Discussion and Analysis,” our executive compensation programs are designed to attract, motivate, and retain our named executive officers, who are critical to our success. Under these programs, our named executive officers are rewarded for the achievement of specific annual, long-term and strategic goals, corporate goals, and the realization of increased stockholder value. Please read the “Compensation Discussion and Analysis” beginning on page 20 for additional details about our executive compensation programs, including information about the fiscal year 2010 compensation of our named executive officers.

The Compensation Committee continually reviews the compensation programs for our named executive officers to ensure they achieve the desired goals of aligning our executive compensation structure with our stockholders’ interests and current market practices.

We are asking our stockholders to indicate their support for our named executive officer compensation as described in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement.

The say-on-pay vote is advisory, and therefore not binding on Trex Company, the Compensation Committee or our Board of Directors. Our Board and our Compensation Committee value the opinions of our stockholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, we will consider our stockholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

Approval of Proposal 2

Approval of this proposal will require the affirmative vote of holders of a majority of the shares of common stock present in person or represented by proxy and entitled to vote on such matter at the annual meeting.

The Board of Directors unanimously recommends that the stockholders of Trex Company vote FOR the approval of the compensation of our named executive officers, as disclosed in this proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission.

ADVISORY VOTE ON THE FREQUENCY OF

AN ADVISORY VOTE ON EXECUTIVE COMPENSATION

(Proposal 3)

The Dodd-Frank Act also enables our stockholders to approve, on an advisory (nonbinding) basis, how frequently we should seek an advisory vote on the compensation of our named executive officers, as disclosed pursuant to the SEC’s compensation disclosure rules, such as Proposal 2 included on page 41 of this proxy statement. By voting on this Proposal 3, stockholders may indicate whether they would prefer an advisory vote on named executive officer compensation once every one, two, or three years. This proposal is commonly known as a “say-on-frequency” proposal.

After careful consideration of this proposal, our Board has determined that an advisory vote on executive compensation that occurs every third year is the most appropriate alternative for Trex Company, and therefore our Board recommends that you vote for a three-year interval for the advisory vote on executive compensation.

The Board is aware of the significant interest in the level and form of executive compensation by investors in general and our stockholders in particular. The Board values and encourages constructive dialogue on executive compensation and other important governance topics with our stockholders, to whom the Board is ultimately accountable. As discussed in the Compensation Discussion and Analysis above, the Compensation Committee believes that the goals of the total compensation program for its executive officers should be designed to attract, motivate, and retain key talent to promote the long-term success of Trex Company, and to balance these objectives with a strong link to stockholder return and other measures of performance that drive total stockholder return. Since the Compensation Committee does take a long-term view of the performance of Trex Company and related executive compensation, the structure of Trex Company’s short-term and long-term incentive programs have remained relatively constant in recent years, and the Compensation Committee does not currently intend to make any major changes to the program. The Board believes that an advisory vote every three years is in the best interests of Trex Company in that an advisory vote every year or every other year would be a distraction for the Board, the Compensation Committee and management, who should be focused on the long-term growth of Trex Company. The Board believes that providing our stockholders with an advisory vote on executive compensation every three years aligns with this long term philosophy, achieves our stockholder outreach objectives and provides an appropriate means by which to receive input on our executive compensation policies and practices.

You may cast your vote on your preferred voting frequency by choosing the option of three years, two years, one year, or abstain from voting.

The say-on-frequency vote is advisory, and therefore not binding on Trex Company, the Compensation Committee or our Board. Accordingly, we may decide that it is in the best interests of our stockholders and Trex Company to hold an advisory vote on executive compensation on a different frequency than the option approved by our stockholders.

Approval of Proposal 3

The option of three years, two years, or one year that receives the highest number of votes cast by stockholders will be the frequency for the advisory vote on executive compensation that has been selected by stockholders.

The Board of Directors unanimously recommends that the stockholders of Trex Company vote FOR the option of once every third year as the frequency with which stockholders are provided an advisory vote on executive compensation, as disclosed in Trex Company’s proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission.

RATIFICATION OF APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

(Proposal 4)

The Audit Committee of the Board has appointed Ernst & Young LLP as Trex Company’s independent registered public accounting firm for Trex Company’s fiscal year ending December 31, 2011. The Board is submitting this appointment for stockholder ratification at the annual meeting.

A representative of Ernst & Young will attend the annual meeting, will have the opportunity to make a statement and will be available to respond to appropriate questions from stockholders.

Trex Company’s bylaws do not require that stockholders ratify the appointment of Ernst & Young as Trex Company’s independent registered public accounting firm. Trex Company is asking its stockholders to ratify this appointment because it believes such a proposal is a matter of good corporate practice. If the stockholders do not ratify the appointment of Ernst & Young, the Audit Committee will reconsider whether or not to retain Ernst & Young as Trex Company’s independent registered public accounting firm, but may determine to do so. Even if the appointment of Ernst & Young is ratified by the stockholders, the Audit Committee may change the appointment at any time if it determines that a change would be in the best interests of Trex Company and its stockholders.

Approval of Proposal 4

Approval of this proposal will require the affirmative vote of holders of a majority of the shares of common stock present in person or represented by proxy and entitled to vote on such matter at the annual meeting.

The Board of Directors unanimously recommends that the stockholders of Trex Company vote FOR the ratification of the appointment of Ernst & Young LLP as Trex Company’s independent registered public accounting firm for the 2011 fiscal year.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Fees

Ernst & Young LLP served as Trex Company’s independent registered public accounting firm for Trex Company’s fiscal years ended December 31, 2010 and 2009. The following sets forth the aggregate fees billed by Ernst & Young to Trex Company for fiscal years 2010 and 2009.

	2010	2009
Audit services	$775,000	$845,000
Audit-related services	—	—
Tax services	$222,569	$324,836
All other services	—	—

Total	$997,569	$1,169,836

The Audit Committee considered whether Ernst & Young’s provision of non-audit-related services is compatible with maintaining Ernst & Young’s independence.

Audit Services. Audit services include services performed by Ernst & Young to comply with generally accepted auditing standards related to the audit and review of Trex Company’s financial statements. The audit fees shown above for the 2010 and 2009 fiscal years were incurred principally for services rendered in connection with the audit of Trex Company’s consolidated financial statements and associated SEC filings, and the audit of SEC registered offerings of senior notes, the issuance of opinions on Trex Company’s internal control over financial reporting and on management’s assessment of the effectiveness of Trex Company’s internal control over financial reporting, and quarterly reviews.

Audit-Related Services. Audit-related services include assurance and related services that are traditionally performed by independent registered public accounting firms.

Tax Services. The tax fees shown above were incurred in connection with the preparation of Trex Company’s tax returns and corporate tax consultations.

Pre-Approval Policy

The Audit Committee pre-approves all audit and permissible non-audit services provided by Trex Company’s independent registered public accounting firm. These services may include audit services, audit-related services, tax and other services. Pre-approval on other than an engagement-by-engagement basis is generally provided for up to one year, and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent registered public accounting firm and management are required to report periodically to the Audit Committee regarding the extent of services provided by such firm in accordance with this pre-approval and the fees for the services performed to date. The Audit Committee also may pre-approve particular services on an engagement-by-engagement basis.

During the year, circumstances may arise when it may become necessary to engage the independent registered public accounting firm for additional services not contemplated in the original pre-approval. In those instances, the Audit Committee requires specific pre-approval before engaging the independent registered public accounting firm. The Audit Committee has the authority to delegate pre-approval authority to a subcommittee of the Audit Committee consisting of one or more of its members.

All services provided to Trex Company by Ernst & Young LLP during fiscal 2010 and 2009 were pre-approved by the Audit Committee in accordance with this policy.

TRANSACTIONS WITH RELATED PERSONS

The Trex Company Board has adopted a written policy for the approval of transactions with related persons. The policy requires Audit Committee approval or ratification of transactions which involve more than $120,000 in which Trex Company is a participant and in which a Trex Company director, nominee for director, executive officer, greater than 5% stockholder, or an immediate family member of any of the foregoing persons has a direct or indirect material interest. In reviewing the related party transaction, the Audit Committee will, after reviewing all material information regarding the transaction, take into account, among other factors it deems appropriate, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction. The policy includes standing pre-approval for the following related person transactions:

•

any transaction with another company at which a related person’s only relationship is as an employee (other than an executive officer), director or beneficial owner of less than 10% of that company’s equity securities, if the aggregate amount involved does not exceed the greater of $1,000,000, or 2% of that company’s total annual revenues;

•

any charitable contribution, grant or endowment by Trex Company to a charitable organization, foundation or university at which a related person’s only relationship is as an employee (other than an executive officer) or a director, if the aggregate amount involved does not exceed the lesser of $1,000,000, or 2% of the charitable organization’s total annual receipts;

•

any transaction, such as dividends paid on the common stock, in which the related person’s interest arises solely from the ownership of Trex Company’s common stock and all holders of Trex Company’s common stock received the same benefit on a pro rata basis; and

•	any transaction with a related party involving services as a bank depositary of funds, transfer agent, registrar, trustee under a trust indenture, or similar services.

There are no transactions with related persons to report for fiscal 2010.

STOCKHOLDER PROPOSALS FOR THE 2012 ANNUAL MEETING

Pursuant to Rule 14a-8 under the Securities Exchange Act, stockholder proposals to be included in the proxy statement for Trex Company’s annual meeting of stockholders in 2012 must be received by the Secretary of Trex Company at Trex Company’s offices at 160 Exeter Drive, Winchester, Virginia 22603-8605, no later than November 23, 2011. The submission by a stockholder of a proposal for inclusion in the proxy statement is subject to regulation by the SEC.

Under Trex Company’s bylaws, notice of proposals by stockholders to be brought before any annual or special meeting generally must be delivered to Trex Company no earlier than 120 days and no later than 90 days before the first anniversary of the preceding year’s annual meeting. The notice under the bylaws must include the following information: (1) a brief description of the business desired to be brought before the meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend Trex Company’s bylaws, the language of the proposed amendment), the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made, and (2) as to the stockholder giving the notice and the beneficial owner, if any, of common stock on whose behalf the proposal is made, (a) the name and address of record of such stockholder and the name and address of such beneficial owner, (b) the class and number of shares of Trex Company’s capital stock which are owned beneficially and of record by such stockholder and such beneficial owner, (c) a representation that the stockholder is a holder of record of Trex Company’s capital stock entitled to vote at such meeting and intends to appear, in person or by proxy, at the meeting to propose such business and (d) a representation whether the stockholder or the beneficial owner, if any, intends or is part of a group that intends to (A) deliver a proxy statement or form of proxy to holders of at least the percentage of Trex Company’s outstanding capital stock required to adopt the proposal or (B) otherwise solicit proxies from stockholders in support of such proposal.

The foregoing provisions of Trex Company’s bylaws concerning notice of proposals by stockholders are not intended to affect any rights of stockholders to request inclusion of proposals in Trex Company’s proxy statement pursuant to Rule 14a-8 under the Securities Exchange Act.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS SHARING AN ADDRESS

If you and other residents at your mailing address own common stock through a broker or bank in “street name,” your broker or bank may have sent you a notice that your household will receive only one annual report to stockholders and proxy statement or a Notice of Internet Availability indicating proxy materials are available on the internet for each company in which you hold shares through that broker or bank. The practice of sending only one copy of an annual report to stockholders and proxy statement or a Notice of Internet Availability is known as “householding.” If you did not respond that you did not want to participate in householding, you were deemed to have consented to the process. If the foregoing procedures apply to you, your broker has sent one copy of the Notice of Internet Availability to your address. You may revoke your consent to householding at any time by sending your name, the name of your brokerage firm, and your account number to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New Jersey 11717 (telephone number: 1-800-542-1061). In any event, if you did not receive an individual copy of Trex Company’s annual report to stockholders or this proxy statement, and wish to do so, Trex Company will send a copy to you if you address your written request to Trex Company, Inc., 160 Exeter Drive, Winchester, Virginia 22603-8605, Attention: Secretary, or call Trex Company at 540-542-6300. If you are receiving multiple copies of the annual report to stockholders and proxy statement or Notice of Internet Availability, you can request householding by contacting Trex Company in the same manner. Trex Company encourages you to participate in this program. It will reduce the volume of duplicate information received at your household, as well as reduce Trex Company’s expense.

OTHER MATTERS

The Board does not intend to present to the annual meeting any other matters not referred to above and does not presently know of any matters that may be presented to the meeting by others. If other matters are properly brought before the meeting, the persons named in the enclosed proxy will vote on such matters in their own discretion.

By Order of the Board of Directors,

Ronald W. Kaplan
Chairman, President and Chief Executive Officer

Dated: March 22, 2011

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

We encourage you to take advantage of Internet or telephone voting.

Both are available 24 hours a day, 7 days a week.

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to the shareholder meeting date.

Trex Company, Inc.

INTERNET http://www.proxyvoting.com/trex Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.

OR
TELEPHONE 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.
If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

WO #	Fulfillment#
91093-1	91152-1

▼ FOLD AND DETACH HERE ▼

Please mark your votes as indicated in this example	☒

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 1.

	FOR all nominees listed except as indicated	WITHHOLD AUTHORITY to vote for all nominees	*EXCEPTIONS

1. ELECTION OF DIRECTORS Nominees:	☐	☐	☐

01 Jay M. Gratz
02 Ronald W. Kaplan

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box and write that nominee’s name in the space provided below.)

*Exceptions

PLEAS SIGN, DATE AND RETURN THIS PROXY IN THE ENCLOSED POSTAGE PREPAID ENVELOPE.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 2.

		FOR	AGAINST	ABSTAIN

2.	To approve the compensation of our named executive officers.	☐	☐	☐

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR SHAREHOLDER APPROVAL EVERY 3 YEARS.

	1 year	2 years	3 years	Abstain

3.	To approve the frequency of stockholder advisory vote s on the compensation of our named executive officers. ☐	☐	☐	☐

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 4.

		FOR	AGAINST	ABSTAIN

4.	To ratify the appointment of Ernst & Young LLP as Trex Company’s independent registered public accounting firm for the 2011 fiscal year.	☐	☐	☐

Mark Here for	☐
Address Change
or Comments SEE REVERSE

The signature on this Proxy should correspond exactly with stockholder’s name as printed above. In the case of joint tenants, co-executors or co-trustees, both should sign. Persons signing as Attorney, Executors, Administrator, Trustee or Guardian should give their full title.

Signature	Signature	Date

You can now access your Trex Company account online.

Access your Trex Company account online via Investor ServiceDirect® (ISD).

BNY Mellon Shareowner Services, the transfer agent for Trex Company, now makes it easy and convenient to get current information on your shareholder account.

•	View account status	•	View payment history for dividends
•	View certificate history	•	Make address changes
•	View book-entry information	•	Obtain a duplicate 1099 tax form

Visit us on the web at www.bnymellon.com/shareowner/equityaccess

For Technical Assistance Call 1-877-978-7778 between 9am-7pm

Monday-Friday Eastern Time

Investor ServiceDirect®

Available 24 hours per day, 7 days per week

TOLL FREE NUMBER: 1-800-370-1163

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/equityaccess where step-by-step instructions will prompt you through enrollment.

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of shareholders. The Proxy Statement and the 2010 Annual Report to Shareholders are available at: http://phx.corporate-ir.net/phoenix.zhtml?c=86979&p=irol-proxy

▼ FOLD AND DETACH HERE ▼

TREX COMPANY, INC.

160 EXETER DRIVE

WINCHESTER, VIRGINIA 22603-8605

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

OF TREX COMPANY, INC. FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 4, 2011 AT 9:00 A.M.

The undersigned appoints James E. Cline and William R. Gupp, and each of them, with full power of substitution in each, the proxies of the undersigned, to represent the undersigned and vote all shares of Trex Company, Inc. Common Stock which the undersigned may be entitled to vote at the Annual Meeting of Stockholders to be held on May 4, 2011, and at any adjournment or postponement thereof, as indicated on the reverse side. The undersigned further authorizes such proxies to vote in their discretion upon such other matters as may properly come before the Annual Meeting or any adjournment or postponement thereof. Receipt of Notice of Annual Meeting and Proxy Statement is hereby acknowledged.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2 and 4 and "3 YEARS" on PROPOSAL 3.

Address Change/Comments	BNY MELLON SHAREOWNER SERVICES
(Mark the corresponding box on the reverse side)	P.O. BOX 3550
SOUTH HACKENSACK, NJ 07606-9250
(Continued and to be marked, dated and signed, on the other side)

WO#	Fulfillment#
91093-1	91152-1